UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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CLEAN ENERGY FUELS CORP.
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CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

May 7, 2021

Dear Stockholder,

You are cordially invited to attend the annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “Clean Energy,” “we,” “us” or “our”) on Monday, June 14, 2021, at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2021. At this website, you will be able to listen to the Annual Meeting live, submit questions for our management, directors and representatives of our independent registered public accounting firm in attendance, and submit your vote while the Annual Meeting is being held.

We are excited about the Annual Meeting, particularly because it provides our stockholders an opportunity to approve a component of what we believe is an important commercial partnership for Clean Energy. On April 16, 2021, in connection with entering into a Project Addendum to Fuel Pricing Agreement (the “Fuel Agreement”) with a subsidiary of Amazon.com, Inc. (“Amazon”), we entered into a Transaction Agreement with Amazon under which we issued to another subsidiary of Amazon a warrant (the “Amazon Warrant”) to purchase up to an aggregate of 53,141,755 shares of our common stock at an exercise price of $13.49 per share, which was 21.3% more than the $11.12 closing price of our common stock on April 15, 2021.

Through the Fuel Agreement and Amazon Warrant, our board of directors (the “Board”) believes Amazon can become an important strategic partner for Clean Energy. Further, Amazon is purchasing low and negative carbon Renewable Natural Gas (“RNG”) from Clean Energy, which we believe validates using RNG as a transportation fuel at scale.

We expect to provide RNG to Amazon through 27 existing fueling stations and 19 non-exclusive new or upgraded stations that we expect to construct by the end of the year. The new and existing stations will provide RNG in 15 different states across the United States, and we will own all the stations.

The Warrant Shares vest in multiple tranches, the first of which for 13,283,445 Warrant Shares vested upon execution of the Fuel Agreement. Subsequent tranches will vest over time based on fuel purchases by Amazon and its affiliates, up to a total of $500 million, excluding any payments attributable to “Pass Through Costs,” which consist of all costs associated with the delivered cost of gas and applicable taxes determined by reference to the selling price, gallons or gas sold. Importantly, if all the vesting conditions of the Amazon Warrant are satisfied, Amazon will have purchased hundreds of millions of gasoline gallon equivalents (“GGEs”) of RNG at today’s fuel prices from Clean Energy.

We believe a commercial partnership with Amazon will enhance our strategies, initiatives and efforts to achieve our goals to grow fleet and other consumer support for the use of RNG as a vehicle fuel for our target customers and geographies. The Board also believes the proceeds from the issuance of our common stock to Amazon in the event Amazon were to vest and then exercise the Amazon Warrant in part or whole for cash, would enhance our liquidity in support of our operations, as well as our ability to execute our business plans and pursue opportunities for further growth. Accordingly, we believe securing this commercial partnership and incenting Amazon to purchase the maximum amount of fuel under the Fuel Agreement is important for the trajectory of Clean Energy.

Our Board approved the Fuel Agreement and Amazon Warrant, and recommends our stockholders approve the Amazon Warrant as described in these proxy materials. Further, all independent Board members and senior executive officers (including myself) have agreed to vote our shares in favor of the transaction.

This year, we are again holding the Annual Meeting virtually on the Internet. We believe the virtual meeting will protect the health and safety of our stockholders and other attendees as uncertainties regarding COVID-19 remain, while permitting and encouraging increased stockholder attendance and engagement.

The accompanying notice of Annual Meeting and Proxy Statement include the agenda for the Annual Meeting, explain the matters that will be discussed and voted on at the Annual Meeting and provide certain other information about our Company.

Your vote is important, and we urge you to vote as promptly as possible. If you have questions about the Annual Meeting or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., using the following contact information:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500 or

Call Toll Free (800) 322-2885

Email: proxy@mackenziepartners.com

Sincerely,

ANDREW J. LITTLEFAIR
President & Chief Executive Officer

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2021

The annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) will be held on Monday, June 14, 2021, at 9:00 a.m. Pacific Time via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2021, for the following purposes:

1.	To elect nine directors to the Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3.	To hold an advisory, non-binding vote to approve executive compensation;

4.	To approve, for the purpose of complying with Nasdaq Listing Rule 5635(b), the issuance of shares of our common stock upon the exercise of a warrant issued by the Company to Amazon.com NV Investment Holdings LLC;

5.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of shares of our common stock we are authorized to issue from 304,000,000 to 454,000,000; and

6.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this notice.

The Company’s Board of Directors has fixed the close of business on April 19, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices during normal business hours for a period of 10 days before the Annual Meeting. The list of stockholders may also be accessed during the virtual Annual Meeting at www.virtualshareholdermeeting.com/CLNE2021 by using the control number on your proxy card or voting instruction form.

Even if you plan to attend the Annual Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting using the instructions provided in the enclosed Proxy Statement and proxy card, to ensure that your vote will be counted. If you submit your proxy or voting instructions and then decide to attend the Annual Meeting, you may still vote your shares during the Annual Meeting.

By order of the Board of Directors,

Dated: May 7, 2021	MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2021 PROXY STATEMENT

TABLE OF CONTENTS

Page
GENERAL INFORMATION	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
PROPOSAL 1: ELECTION OF DIRECTORS	9
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION	16
PROPOSAL 4: APPROVAL, FOR THE PURPOSE OF COMPLYING WITH NASDAQ LISTING RULE 5635(B), OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON EXERCISE OF A WARRANT ISSUED TO AMAZON NV HOLDINGS	17
PROPOSAL 5: APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF OUR COMMON STOCK	22
CORPORATE GOVERNANCE	25
INFORMATION ABOUT EXECUTIVE OFFICERS	33
COMPENSATION DISCUSSION AND ANALYSIS	34
COMPENSATION COMMITTEE REPORT	46
EXECUTIVE COMPENSATION	47
DIRECTOR COMPENSATION	57
EQUITY COMPENSATION PLANS	59
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	60
AUDIT COMMITTEE REPORT	63
OTHER MATTERS	63

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. Forward-looking statements included herein include but are not limited to: expectations regarding our commercial agreement with Amazon, statements about the benefits of RNG, our plans to construct new fueling stations, our sustainability and safety goals, our diversity and inclusion efforts, our board refreshment plans, the impact of the COVID-19 pandemic on the Company’s business, our plans to position as a leading renewable energy company and our expectations regarding renewable vehicle fuels. Actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors, including our ability to realize the expected benefits from the commercial arrangement with Amazon and related transactions; our ability to secure, on acceptable terms, a sufficient supply of RNG and our and our suppliers’ ability to finance, construct and develop projects and produce expected volumes of RNG; the willingness of fleets and other consumers to adopt our vehicle fuels, including RNG; our ability to potentially modify our fueling stations to use RNG to fuel hydrogen and electric vehicles; regulatory conditions; and uncertainties related to the adoption of sustainable practices by our partners; and the other risks and uncertainties set forth under Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 that accompanies this Proxy Statement, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission. We encourage you to carefully consider these risks and uncertainties. The forward-looking Statements made in this Proxy Statement speak only as of the date of Proxy Statement and we undertake no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

WEBSITE REFERENCES

Throughout this Proxy Statement, we make references to additional information available on our corporate website at www.cleanenergyfuels.com. References to our website are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2021 PROXY STATEMENT

GENERAL INFORMATION

The board of directors (“Board”) of Clean Energy Fuels Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), is providing this Proxy Statement (“Proxy Statement”) and all other proxy materials to you in connection with the solicitation of proxies for use at our 2021 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on Monday, June 14, 2021, at 9:00 a.m. Pacific Time (“PT”) via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2021 for the purposes stated in this Proxy Statement. In addition to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof, stockholders are being asked to vote at the Annual Meeting on the following five proposals:

Proposal 1.	The election of nine directors to the Board.

Proposal 2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

Proposal 3.	The approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

Proposal 4.	The approval, for the purpose of complying with Listing Rule 5635(b) of The Nasdaq Stock Market (“Nasdaq”), of the issuance of our common stock upon the exercise of a warrant issued by the Company to Amazon.com NV Investment Holdings LLC (the “Amazon Warrant”).

Proposal 5.	The approval of an amendment to our Restated Certificate of Incorporation to increase the number of shares of our common stock we are authorized to issue from 304,000,000 to 454,000,000.

This Proxy Statement summarizes the information you need to know in order to vote on these proposals in an informed manner. This Proxy Statement is first being made available to our stockholders on or about May 7, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our Annual Report are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting. Copies of these proxy materials are also available in the Investors—Annual Reports and Proxies section of our website at www.cleanenergyfuels.com.

Virtual Annual Meeting

We have held our annual meetings of stockholders virtually since 2017, and we have again elected to hold this year’s Annual Meeting virtually on the Internet. We have made this decision for a number of reasons, including:

•	The attendance at our most recent in-person stockholder meetings was low, consisting of an average of 12 stockholders whom attended each of our most recent three meetings in person. The most recent such meeting was in 2017, when we held a “hybrid” meeting that included both in-person and virtual access to the meeting. Despite these historically low in-person attendance levels, offering in-person access to our stockholder meetings can involve significant costs, including monetary expenses and increased management and employee time. As a result, we determined that offering in-person access to the Annual Meeting would not provide sufficient benefits to our stockholders to justify the associated costs.

•	Attendance at our stockholder meetings held in 2019 and 2020, both of which included a virtual component, increased substantially. The number of stockholders who attended each of these meetings via the Internet rose to an average of 29 stockholders per meeting. In light of this increase in average attendance, we believe the virtual meeting format, which allows our stockholders to attend meetings from their locations around the world, is an effective way to encourage and enable more of our stockholders to participate in our annual meeting process. As a result, we determined to host the Annual Meeting virtually in order to support similar or further increased stockholder attendance levels at this year’s meeting.

•	Stockholders who attend the Annual Meeting virtually will be able to listen to the meeting live and submit their vote while the Annual Meeting is being held, and will also be able to submit, either anonymously or identified by name, questions or comments for our management, directors and representatives of our independent registered public accounting firm in attendance at the meeting. This functionality provides our stockholders with opportunities for participation and engagement at the Annual Meeting that are comparable to those that would be available at an in-person meeting. As a result, we believe the virtual nature of the Annual Meeting will not decrease engagement capabilities and could facilitate increased stockholder participation with the ability to submit comments and questions anonymously if a stockholder desires to do so.

•	During the Annual Meeting, we will answer as many stockholder-submitted questions as time permits, other than questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references that are not in good taste. Any appropriate questions that we are unable to address during the Annual Meeting will be published on our website following the meeting. If we receive substantially similar questions, we will group them together and provide a single response to avoid repetition.

•	We are sensitive to the public health and travel concerns stockholders may have regarding the coronavirus (COVID-19) and the protocols that federal, state and local governments are imposing. Accordingly, we believe that holding this year’s Annual Meeting virtually is prudent in order to mitigate the health and safety risks to our stockholders while also facilitating stockholder attendance and participation at the Annual Meeting.

Stockholders who choose to attend the Annual Meeting will do so by accessing a live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CLNE2021. Please see “Attending the Virtual Annual Meeting” below for more information.

Record Date and Outstanding Shares

All stockholders that owned shares of our common stock at the close of business on April 19, 2021, the date fixed by the Board as the record date, are entitled to vote at the Annual Meeting.

On the record date, 199,857,559 shares of our common stock were outstanding.

Voting Matters

Voting Rights

Each share of our common stock entitles the owner of the share to one vote on all matters to be voted on at the Annual Meeting.

Quorum Requirement

We will have the required quorum to conduct the business of the Annual Meeting if holders as of the record date representing a majority of the outstanding shares of our common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (discussed under “Effect of Not Providing Voting Instructions; Broker Non-Votes” below) will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Effect of Not Providing Voting Instructions; Broker Non-Votes

Stockholders of Record. You are a “stockholder of record” if your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent. If you were a stockholder of record at the close of business on the record date for the Annual Meeting and you submit a valid proxy but do not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted in accordance with the recommendation of our Board on each proposal to be presented at the Annual Meeting, as described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. You are a “beneficial owner of shares held in street name” if your shares are not held of record in your name but are held by a broker, bank or other nominee on your behalf as the beneficial owner. Pursuant to applicable stock exchange rules, if your shares were held in street name through a brokerage account at the close of business on the record date for the Annual Meeting, you must provide voting instructions to your broker if you want your shares to be voted on the election of directors (Proposal 1), the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3), and the approval, for the purpose of complying with Nasdaq Listing Rule 5635(b), of the issuance of shares of our common stock upon exercise of the Amazon Warrant (Proposal 4). These proposals constitute “non-routine” matters on which a broker is not entitled to vote shares held for a beneficial owner without receiving voting instructions from the beneficial owner. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) and the approval of an amendment to our Restated Certificate of Incorporation to increase the authorized shares of our common stock (Proposal 5) are considered “routine” matters for which your shares may be voted in the discretion of your broker if voting instructions have not been received. As a result, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 and Proposal 5 at the Annual Meeting but will not be permitted to vote on Proposal 1, Proposal 3 or Proposal 4 at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 and Proposal 5 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Moreover, if you are a beneficial owner of shares in street name and you properly submit a voting instruction form to your broker, bank or other nominee that is signed but unmarked with respect to your vote on Proposals 1, 2, 3, 4 or 5, applicable rules will generally permit your broker, bank or other nominee to vote your shares on these proposals in accordance with the recommendations of the Board as set forth in this Proxy Statement.

Voting Requirements

The election of directors (Proposal 1) will be determined by a plurality of the votes cast on the proposal at the Annual Meeting. This means that the nine nominees who receive the highest number of affirmative votes will be elected as directors. Shares voted “Withhold” and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2), the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3), and the approval, for the purpose of complying with Nasdaq Listing Rule 5635(b), of the issuance of shares of our common stock upon exercise of the Amazon Warrant (Proposal 4) must each be approved by the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. For purposes of determining the number of votes cast for Proposals 2, 3 and 4, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast and will not be counted in determining the outcome of Proposal 2, 3 or Proposal 4.

The approval of an amendment to our Restated Certificate of Incorporation to increase the authorized shares of our common stock (Proposal 5) must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 5. Because Proposal 5 is expected to be a “routine” matter for which your shares may be voted in the discretion of your broker if voting instructions have not been received, we do not expect any broker non-votes to occur on Proposal 5.

The following is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:

Proposal	Vote Required	Routine vs. Non-Routine Matter	Effect of Abstentions and Broker Non-Votes
1: Election of Directors	Plurality of Votes Cast	Non-Routine	No effect
2: Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast	Routine	Abstentions: No effect Broker non-votes: None expected
3: Advisory, Non-Binding Vote on Executive Compensation	Majority of Votes Cast	Non-Routine	No effect
4: To approve, for the purpose of complying with Nasdaq Listing Rule 5635(b), the issuance of shares of our common stock upon exercise of the Amazon Warrant	Majority of Votes Cast	Non-Routine	No effect
5: Approve an Amendment to our Restated Certificate of Incorporation to increase the authorized shares of our common stock	Majority of Shares Outstanding	Routine	Abstentions: Vote against Broker non-votes: None expected

Tabulation of Votes

The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders at the Annual Meeting. All shares of our common stock represented by proxy at the Annual Meeting will be voted in accordance with the instructions given on the proxy, as long as the proxy is properly submitted and unrevoked and is received by the applicable deadline, all as described under “How to Cast or Revoke Your Vote” below. If the Annual Meeting is adjourned or postponed, properly submitted and unrevoked proxies will remain effective and will be voted at the adjourned or postponed Annual Meeting, and stockholders will retain the right to revoke any such proxy until it is actually voted at the adjourned or postponed Annual Meeting.

Voting Results

Preliminary results will be announced at the Annual Meeting. Final results will be reported in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting concludes. If the official results are not available at that time, we will provide preliminary voting results in such a Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How to Cast or Revoke Your Vote

Stockholders of Record

If you are a stockholder of record entitled to vote at the Annual Meeting, you may vote in any one of the following ways:

•	On the Internet. You may vote on the Internet in one of two ways: (1) you may vote by proxy before the Annual Meeting starts by visiting www.proxyvote.com and by following the instructions in the proxy card you received.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card delivered with these proxy materials.

•	By Mail. You may vote by proxy by completing the proxy card delivered with these proxy materials and mailing it in the envelope provided.

•	During the Annual Meeting. You may vote during the Annual Meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/CLNE2021 and by following the instructions at www.virtualshareholdermeeting.com/CLNE2021.

Votes submitted by proxy on the Internet or by telephone must be received by 11:59 p.m. Eastern Time on Sunday, June 13, 2021 to be counted. Votes submitted on the Internet during the Annual Meeting by stockholders attending the meeting and votes submitted by mail must be received no later than the close of voting at the Annual Meeting to be counted.

Once you have submitted your proxy on the Internet or by telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by taking any one of the following actions:

•	Later-Dated Vote. You may revoke a previously submitted proxy by submitting a later-dated vote on the Internet, by telephone or by mail.

•	Written Notice. You may revoke a previously submitted proxy by sending or otherwise delivering a written notice of revocation to the attention of our Corporate Secretary at the address of our principal executive offices.

•	Voting During the Annual Meeting. If you attend the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CLNE2021, you may vote your shares electronically at the Annual Meeting, which will revoke any previously submitted proxy.

To be effective, any later-dated vote must be received by the applicable deadline for the voting method used, as described above, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares held in street name, you have the right to instruct your broker, bank or other nominee on how to vote your shares at the Annual Meeting. You should do so by following the instructions provided by your broker, bank or other nominee regarding how to vote your shares and how to revoke a previously submitted proxy. The availability of Internet, telephone or other methods to vote your shares by proxy, and the deadlines by which to vote your shares using each such voting method, will depend on the voting processes of the broker, bank or other nominee that holds your shares.

Attending the Virtual Annual Meeting

All stockholders that owned our common stock at the close of business on the record date for the Annual Meeting, or their duly appointed proxies, may attend and participate in the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting, to ensure that your vote will be counted. Please see “How to Cast or Revoke Your Vote” above.

To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/CLNE2021 and use their 16-digit control number provided in the proxy card delivered with these proxy materials to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. On the day of the Annual Meeting, stockholders may begin to log in to the virtual meeting beginning at 8:45 a.m. PT, and the meeting will begin promptly at 9:00 a.m. PT. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Annual Meeting are available at www.proxyvote.com. If you encounter any difficulties accessing or logging in to the Annual Meeting, including any difficulties with your control number or submitting questions, please call the technical support number displayed on the login page on the online virtual meeting platform.

Submitting your proxy before the Annual Meeting will not affect your right to vote at the Annual Meeting if you decide to attend; however, your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. To revoke a previously submitted proxy by attending that Annual Meeting, you must submit an online vote during the webcast of the Annual Meeting reflecting your new vote.

Solicitation

This solicitation is made by our Board, and we will bear the entire cost of soliciting proxies, including the costs of preparing, printing, assembling and mailing this Proxy Statement, the proxy card, the Annual Report, and any additional information that we may elect to furnish to stockholders. We will provide copies of solicitation materials to brokers, banks and other nominees holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners of those shares, and we may reimburse persons representing beneficial owners for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the delivery of our proxy materials, but may be supplemented by telephone, mail, e-mail or personal solicitation by our directors, executive officers or other employees. We will pay no additional compensation to these individuals for these activities. We have not engaged employees for the specific purpose of soliciting proxies. The Board’s solicitation will also be made by MacKenzie Partners, Inc. (“MacKenzie”), which we have retained to assist with the distribution of our proxy materials, the solicitation of proxies, and the tabulation of votes for the Annual Meeting.

We will bear all costs related to this solicitation, including the costs of preparing, printing, assembling, and mailing our proxy materials to our stockholders, reimbursement of persons representing beneficial owners for their costs of forwarding such proxy materials to the beneficial owners, and the fees and expenses of MacKenzie in connection with its proxy solicitation services for the Annual Meeting. Pursuant to our arrangement with MacKenzie, we have agreed to pay MacKenzie for these services a base fee of $25,000, plus additional per-service fees for specified services if needed or requested and reimbursement of MacKenzie’s reasonable out-of-pocket expenses.

Separate Copy of Annual Report or Other Proxy Materials

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of this Proxy Statement and our Annual Report to multiple stockholders who share the same address, unless we have received contrary instructions from a stockholder. This procedure reduces our printing and mailing costs and other fees. Stockholders who participate in householding will continue to be able to request and receive a separate copy of our proxy materials. To receive a separate copy of this Proxy Statement or the Annual Report, or to notify us that you wish to receive separate copies of our proxy materials for future annual meetings of our stockholders, write to the attention of Investor Relations at the address of our principal executive offices or call (949) 437-1000. Stockholders who share an address and are receiving multiple copies of our proxy materials may also request to receive a single copy of this Proxy Statement and the Annual Report or our proxy materials for future annual meetings of our stockholders by writing or calling us at the address or telephone number provided above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The two tables below show the beneficial ownership of certain persons with respect to our common stock, our only outstanding class of voting securities. Except as indicated by the footnotes to these tables, we believe, based on the information furnished or otherwise available to us, that the persons and entities named in these tables have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

We have determined beneficial ownership as shown in these tables in accordance with the rules of the SEC. In accordance with these rules, in computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of our common stock subject to (1) stock options held by that person that are currently exercisable or exercisable within 60 days after April 19, 2021, and (2) restricted stock units (“RSUs”) held by that person that are subject to vesting and settlement within 60 days after April  19, 2021. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. We calculated percentage ownership as shown in these tables based on 199,857,559 shares of our common stock outstanding on April 19, 2021. The information in these tables is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in these tables does not constitute an admission of beneficial ownership of the shares.

The following table shows the amount and percentage of our common stock beneficially owned by each holder of more than 5% of the outstanding shares of our common stock:

	Common	Percent of
	Stock	Common
	Beneficially	Stock
Name and Address of Beneficial Owner	Owned	Outstanding
Total(1) 2, place Jean Millier La Défense 6 92400 Courbevoie France	58,347,008	29.2%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, Texas 78746	11,013,905	5.5%

(1)   Based on a Schedule 13D/A filed by Total S.E. (“Total”) and its direct wholly owned subsidiary Total Marketing Services S.A. (“TMS”) on June 14, 2018 that reflects shares of common stock beneficially owned as of June 13, 2018. The shares of common stock beneficially owned consist of (i) 50,448,987 shares of common stock held by TMS and (ii) 7,898,021 shares of common stock that are the subject of a voting agreement, dated May 9, 2018, among TMS, the Company, and all of our then-directors and officers, pursuant to which each such director and officer appointed TMS as such person’s proxy and attorney-in-fact, and authorized TMS to represent and vote (or consent, if applicable) all shares of common stock owned or controlled by such person with respect to the election of the individuals designated by TMS to serve on our Board pursuant to TMS’ director designation rights (described below under “Certain Relationships and Related Party Transactions”). Total and TMS have expressly disclaimed beneficial ownership of any shares of common stock subject to the voting agreement discussed in (ii) above.

(2)   Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2021 that reflects shares of common stock beneficially owned as of December 31, 2020. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 10,446,603 shares of our common stock and sole dispositive power with respect to 11,013,905 shares of our common stock. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over shares of our common stock that are owned by the Funds and may be deemed to be the beneficial owner of shares of our common stock held by the Funds. However, all shares of our common stock reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

The following table shows the amount and percentage of our common stock beneficially owned on April 19, 2021 by each of our named executive officers and current and nominated directors and by all of our current executive officers and directors as a group:

	Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	%
Andrew J. Littlefair(1)	2,351,013	1.2%
Robert M. Vreeland(2)	782,811	*
Mitchell W. Pratt(3)	1,056,134	*
Barclay F. Corbus(4)	1,035,739	*
Lizabeth Ardisana(5)	52,000	*
Philippe Charleux	—	—
Thomas Maurisse	—	—
James C. Miller III (6)	340,501	*
Stephen A. Scully(7)	363,618	*
Kenneth M. Socha(8)	399,258	*
Vincent C. Taormina(9)	496,518	*
Parker Weil(10)	42,000	*
All current executive officers and directors as a group (12 persons)(11)	6,919,592	3.4%

*      Represents less than 1%.

(1)   Beneficial ownership consists of (a) 987,431 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 1,363,582 shares of outstanding common stock held directly.

(2)   Beneficial ownership consists of (a) 453,479 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 329,332 shares of outstanding common stock held directly.

(3)   Beneficial ownership consists of (a) 438,297 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021 and held directly or by the Pratt Family Trust, over which Mr. Pratt possesses sole voting and investment control, and (b) 617,837 shares of outstanding common stock held directly or by the Pratt Family Trust.

(4)   Beneficial ownership consists of (a) 485,324 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 550,415 shares of outstanding common stock held directly or by an individual retirement account for the benefit of Mr. Corbus.

(5)   Beneficial ownership consists of (a) 22,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021; and (b) 30,000 shares of outstanding common stock held directly.

(6)   Beneficial ownership consists of (a) 209,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 131,001 shares of outstanding common stock held directly or by a trust over which Mr. Miller possesses shared voting and investment control.

(7)   Beneficial ownership consists of (a) 164,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 199,118 shares of outstanding common stock held by the Scully Family Trust, over which Mr. Scully possesses sole voting and investment control.

(8) Beneficial ownership consists of (a) 169,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, (b) 30 shares of outstanding common stock held in a Uniform Transfers to Minors Act account for which Mr. Socha is the custodian and over which Mr. Socha possesses sole voting and investment control, and (c) 229,728 shares of outstanding common stock held directly.

(9) Beneficial ownership consists of (a) 209,500 shares of common stock subject to options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 287,018 shares of outstanding common stock held by the Vincent C. Taormina REV Intervivos Trust UAD 5/14/84, over which Mr. Taormina possesses sole voting and investment control.

(10) Beneficial ownership consists of 42,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021.

(11) Beneficial ownership consists of (a) 3,181,531 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 19, 2021, and (b) 3,738,061 shares of outstanding common stock held directly by our executive officers and directors, by individual retirement accounts for the benefit of a director or executive officer, or by trusts or a Uniform Transfers to Minors Act account over which an executive officer or director possesses voting and investment control.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board, acting pursuant to our amended and restated bylaws, has determined that the number of directors constituting the full Board is to be ten. Following the resignation of John Herrington from the Board effective March 12, 2021, the number of directors on the Board is currently nine, leaving one vacancy; we expect the vacancy to be filled during 2021 in furtherance of our director refreshment. Upon the recommendation of our nominating and corporate governance committee, the Board nominated Andrew J. Littlefair, Stephen A. Scully, Lizabeth Ardisana, Philippe Charleux, Thomas Maurisse, James C. Miller III, Kenneth M. Socha, Vincent C. Taormina, and Parker Weil for election as members of the Board at the Annual Meeting. Each of our director nominees other than Messrs. Charleux, Littlefair, and Maurisse are independent directors within the meaning of applicable rules of Nasdaq. You are being asked to vote on the election of each of these nine director nominees. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this Proxy Statement.

Each of the nominees is a director of our Company and, except for Messrs. Maurisse and Weil, was elected by our stockholders at our 2020 annual meeting of stockholders. Mr. Weil was appointed as a director in June 2020 after being initially recommended for appointment to the Board by Mr. Littlefair. Mr. Maurisse was appointed as a director in February 2021 and is being nominated for election at the Annual Meeting, pursuant to director designation rights granted to TMS in June 2018. Mr. Charleux, a director initially appointed to the Board in February 2020 and elected by our stockholders at our 2020 annual meeting of stockholders, is also being nominated for election at the Annual Meeting pursuant to the director designation rights granted to TMS in 2018. See “Certain Relationships and Related Party Transactions” below for further information about the director designation rights granted to TMS.

Upon election at the Annual Meeting, each director will serve a one-year term until the next annual meeting of our stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation or removal. Each of the Board’s director nominees has agreed to serve if elected, and, as of the date of this Proxy Statement, we have no reason to believe any nominee will be unable or unwilling to serve as a director if elected. If, however, any nominee is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies may vote your shares, in their discretion, for another nominee that may be proposed by the Board or the Board may choose to reduce the size of the Board.

We, as a matter of policy, encourage our directors to attend meetings of our stockholders and, in 2020, all of our then-current directors attended our annual meeting.

Director Nominees

The names of the director nominees, their ages as of the date of this Proxy Statement, their current positions and offices with our Company and other information about their professional backgrounds are shown below. We believe each of these nominees contributes to the Board’s effectiveness as a whole based on the wealth of executive leadership experience they bring to the Board, as well as the other specific attributes, qualifications and skills described below. There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer of our Company, and except as described under “General” above with respect to Messrs. Charleux and Maurisse, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

Name of Director Nominee	Age	Position(s) and Office(s)
Andrew J. Littlefair	60	President, Chief Executive Officer and Director
Stephen A. Scully	61	Chairman of the Board
Lizabeth Ardisana	69	Director
Philippe Charleux	59	Director
Thomas Maurisse	40	Director
James C. Miller III	78	Director
Kenneth M. Socha	74	Director
Vincent C. Taormina	65	Director
Parker A. Weil	55	Director

Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair served as Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. Mr. Littlefair has served on the board of directors of Hilltop Holdings Inc. (formerly PlainsCapital Corporation), a reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), since 2009. Mr. Littlefair earned a B.A. from the University of Southern California.

Mr. Littlefair brings to our Board his experience as a co-founder and the Chief Executive Officer of our Company, which gives him unique insight into our Company’s operations, challenges and opportunities.

Stephen A. Scully has served as a director of our Company since January 2014 and was appointed as Chairman of the Board on January 1, 2018. Mr. Scully was founder and President of the Scully Companies, a California-based truck leasing and specialized contract carriage provider. He started the Scully Companies immediately after graduating from the University of Southern California in 1981 and subsequently sold it to Ryder System in January 2011. The Scully Companies was the largest independent asset-based logistics provider in the western United States. Since selling the Scully Companies, Mr. Scully has been a private investor. Additionally, he was the Chairman of the Board of the National Truck Leasing System from 1999 to 2010, a board member of the Truck Rental and Leasing Association from 1990 to 1999, a board member of Ameriquest Transportation and Logistics Resources from 2007 to 2008 and is a former member of the California Trucking Association.

Mr. Scully brings to our Board the insight of a successful entrepreneur and operator, as well as extensive knowledge of the trucking industry.

Lizabeth Ardisana has served as a director of our Company since December 2019. Ms. Ardisana is the chief executive officer and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. Ms. Ardisana is also chief executive officer of Performance Driven Workforce, LLC, a scheduling and staffing firm that was founded in 2015 and has since expanded into five states. Ms. Ardisana, a Hispanic and female business owner, is an active business and civic leader in Michigan. Ms. Ardisana has held numerous leadership positions in a variety of non-profit organizations, including the United Way for Southeastern Michigan (where she serves as chair), Skillman Foundation, CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. She was appointed by the governor of Michigan to the executive board of the Michigan Economic Development Corporation and serves on its finance committee. Ms. Ardisana is also vice chair of the Wayne State University Physicians Group where she serves on the audit committee. She holds a bachelor’s degree in Mathematics and Computer Science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit. Ms. Ardisana has been a member of the board of directors of Huntington Bancshares Inc. since 2016 and was a member of the board of directors of FirstMerit Corporation from 2013 to 2016.

Ms. Ardisana brings to our Board key experience and relationships in the automotive and environmental industries, as well as skills acquired through serving as a chief executive officer and as a member of multiple public and private company boards.

Philippe Charleux has served as a director of our Company since February 2020. Since 2017, Mr. Charleux has been Senior Vice-President Lubricants and Specialties of TMS; he is also a member of Total’s Group Performance Management Committee.  Mr. Charleux began his career with Total in 1986 as a research engineer, and in 1991, he became a process model engineer in the Refining Division. From 1993 to 1994, he headed the Import / Export desk of Elf Hydrocarbons, and from 1994 to 1996, he was the personal assistant of the Managing Director of the Mitteldeutsche Erdöl Raffinerie Construction project in Leuna, Germany. In 1996, he was appointed Head of the Product Quality Department at Elf Antar France, and then headed that company’s Strategy team from 1999 to 2000. From 2000 to 2003, he worked as Senior Strategy Consultant for TotalFinaElf and became General Manager for HFO sales and then General Manager Bitumen of Total France from 2006 to 2009. In November 2009, he was appointed Vice President of Total ACS (Additives & Special fuels) in Lyon, and in 2012 he became General Manager of Commercial Sales at Total France. In July 2013, he became Vice President Lubricants and Chief Executive Officer of Total Lubrifiants, SA. Mr. Charleux holds a Master’s degree in Chemistry and Chemical Engineering from the École Supérieure de Chimie Physique Électronique de Lyon.

Mr. Charleux was appointed as a director pursuant to director designation rights granted to TMS in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below. Mr. Charleux brings to our Board extensive natural gas and energy industry experience, significant management skills and key relationships within the Total group.

James C. Miller III has served as a director of our Company since May 2006. Mr. Miller served on the board of governors of the United States Postal Service from April 2003 to December 2011 and as its Chairman from January 2005 to 2008. Mr. Miller served on the board of directors of the Washington Mutual Investors Fund from October 1992 to December 2017. From 1981 to 1985, Mr. Miller was Chairman of the U.S. Federal Trade Commission in the Reagan Administration, and also served as Director of the U.S. Office of Management and Budget from 1985 to 1988. In 2017, Mr. Miller began serving as a Senior Fellow of the Administrative Conference of the United States, an independent federal agency dedicated to improving the administrative process. Mr. Miller earned a B.B.A. from the University of Georgia and a Ph.D. from the University of Virginia.

Mr. Miller brings to the Board significant financial expertise and extensive knowledge of regulatory affairs gained during his service on the board of governors of the United States Postal Service, as Chairman of the U.S. Federal Trade Commission and as Director of the U.S. Office of Management and Budget. Mr. Miller also contributes financial acumen and experience dealing with large and financially complex organizations.

Thomas Maurisse has served as a director of our Company since February 2021, when he was appointed to the Board pursuant to TMS’ director designation rights described elsewhere in the Proxy Statement. Mr. Maurisse has served as Senior Vice President LNG for Total’s Gas, Renewables & Power Branch since 2019 where he oversees the renewable natural gas business, among others. Mr. Maurisse began his career in 2007 in the French Ministry of Economy, Finance & Industry where he became, in 2011, Chief of Staff of the State Secretary for Consumption, Small Enterprises, Trade & Services and Deputy Chief of Staff of the Minister of Economy, Finance & Industry. Mr. Maurisse joined Total in 2012 in the Refining & Chemicals Branch, where he worked successively in Germany as Head of the Economic Division of the Leuna refinery, then in Belgium as General Manager of the Supply Sales and Optimization activities for North and East Europe. In 2017, he joined the Exploration & Production Branch of Total as Strategy and Sales Director of Total EP Nigeria. Mr. Maurisse graduated from the Ecole Polytechnique in 2004 and the Ecole de Mines (Paris) in 2007.

Mr. Maurisse was appointed as a director pursuant to director designation rights granted to TMS in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below. He brings to our Board significant renewable natural gas and energy industry experience, significant management skills and key relationships within the Total group.

Kenneth M. Socha has served as a director of our Company since January 2003. From 1995 until his retirement at the end of 2014, Mr. Socha served as a Senior Managing Director of Perseus, L.L.C., a private equity fund management company. Previously, Mr. Socha practiced corporate and securities law as a partner in the New York office of Dewey Ballantine. Mr. Socha earned an A.B. from the University of Notre Dame and a J.D. from Duke University Law School.

Mr. Socha brings to our Board legal insight gained during his distinguished legal career and the perspective and financial acumen of a highly successful private equity investor.

Vincent C. Taormina has served as a director of our Company since April 2008. Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California’s largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly-held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served and continues to serve as a consultant to Republic Services and is a private investor. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.

Mr. Taormina brings to our Board the perspective of a highly successful entrepreneur and industry leader in the refuse and recycling industry.

Parker A. Weil has served as a director of our Company since June 2020. Since August 2018, Mr. Weil has served as Vice Chairman of Investment Banking at Cowen and Company (Nasdaq:COWN) and has extensive financial and investment banking experience gained through over 30 years of providing M&A advice and capital raising services to companies in the energy & power, manufacturing, and business services industries. From June 2012 to April 2018, Mr. Weil was Managing Director of investment banking for Stifel Financial Corp. Prior to that, he spent 15 years at Bank of America Merrill Lynch, serving as Managing Director and Group Head – Energy & Power Group and thereafter Group Head – Middle Market Coverage and Execution Group. Since July 2017, he has served on the board of directors of 180 Degree Capital Corp. (Nasdaq:TURN), where he is Chairman of the Compensation Committee and a member of the Audit Committee and the Valuation Committee. Mr. Weil holds a Bachelor of Arts in Economics from the University of Pennsylvania and an MBA in Finance from the Kellogg Graduate School of Management at Northwestern University.

Mr. Weil brings to our Board significant financial and investment banking expertise and extensive knowledge in the energy and power industry. Mr. Weil also contributes business acumen and the perspective and financial acumen of a successful investment banker.

Selecting Our Director Nominees

Under its charter and our corporate governance guidelines, our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of potential new Board members, as well as the composition of the Board as a whole. This assessment includes an analysis of each member’s qualifications as a director and each member’s independence, as well as consideration of age, experience and other diversity factors in the context of the needs of the Board.

Minimum Criteria

Pursuant to our corporate governance guidelines, a majority of our directors must meet the standards for independence as required by Nasdaq, and no director may serve on more than three other public company boards of directors unless approved in advance by the Board. Further, applicable Nasdaq rules provide that at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and the members of certain of our Board committees must satisfy enhanced independence and financial expertise standards under applicable Nasdaq and SEC rules. We also believe all directors should possess the following attributes:

•      Professional ethics and values, consistent with our code of ethics (described below under “Corporate Governance—Code of Ethics”);

•      A commitment to building stockholder value;

•      Business acumen and broad experience and expertise at the policy-making level in one or more of the areas of particular consideration described under “Key Qualifications, Skills and Attributes” below;

•      The ability to provide insights and practical wisdom based on the individual’s experience or expertise; and

•      Sufficient time to effectively carry out duties as a Board member.

Other than the foregoing, there are no stated minimum criteria for director nominees, and the nominating and corporate governance committee may consider these factors and any such other factors as it deems appropriate. The nominating and corporate governance committee does, however, review the activities and associations of each potential director candidate to ensure there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on our Board.

Diversity

Although we do not have a formal policy with respect to Board diversity, the nominating and corporate governance committee strives to assemble a board of directors that brings to our Company a variety of perspectives, skills and expertise. To achieve this, the nominating and corporate governance committee considers individuals from various disciplines and backgrounds in recommending director nominees to the Board, including diversity characteristics that may be self-identified by directors or director nominees, such as race, gender, military service, or other socioeconomic or demographic characteristics. The nominating committee also seeks to recommend directors who possess a broad range of business, professional, governmental, community involvement and natural gas and energy industry experience.

The nominating and corporate governance committee assesses these and other factors as it deems appropriate in connection with its annual review of each director and the Board as a whole and takes these factors into account when determining whether to nominate existing directors for re-election in connection with this annual review. The nominating and corporate governance committee also takes these factors into account when considering any director nominee outside of its annual review process, such as when a vacancy exists on the Board or when a stockholder suggests a new director candidate that the committee or the Board decides to consider for a mid-year appointment. In addition, as part of its annual self-evaluation process, the nominating and corporate governance committee assesses its consideration of diversity in identifying and evaluating director candidates, including the key qualifications, skills and attributes that it aims for directors to possess.

The nominating and corporate governance committee is committed to further diversifying the Board across a number of metrics, including gender and representatives of underrepresented communities. In September 2018, California enacted a law requiring publicly held corporations whose principal executive offices are located in California to have at least one female director on their boards by the end of the 2019 calendar year and, if our Board maintains its existing size, at least three female directors by the end of the 2021 calendar year. On September 30, 2020, California enacted a law requiring California-headquartered public companies to have at least one director on its board from an underrepresented community, and if our Board maintains its existing size, at least three directors from underrepresented communities by the end of calendar year 2022. Because our principal executive offices are located in California, the nominating and corporate governance committee intends to comply with the requirements of these laws on or before the applicable deadlines. Our Board appointed Lizabeth Ardisana, female Hispanic business owner, as a director in December 2019, and the nominating and corporate governance committee is actively reviewing and evaluating a number of potential female director candidates and candidates from underrepresented communities for appointment or election at a future date.

Board Refreshment

Board members with a diversity of life experiences, backgrounds and gender are important to bring a variety of perspectives to our Board, as discussed under “Diversity.” We aim to regularly bring new directors to our Board at a responsible pace to ensure the Board benefits from fresh ideas and perspectives, while balancing the importance of directors who have experience with our Company.

Board refreshment is a key matter considered during our annual Board and committee self-evaluations. In 2018 we added Momar Nguer and Philippe Montantême to the Board. Also, in 2018 T. Boone Pickens, our co-founder, retired from his position as an active director and became a director emeritus, an honorary position in recognition of his long-standing, loyal and dedicated services and singularly significant contributions to the Company; Mr. Pickens held such honorary position until passing away in September 2019. Lizabeth Ardisana joined the Board in 2019. In 2020 Mr. Nguer was replaced by Phillippe Charleux, long-time directors Warren Mitchell and James O’Connor retired from the Board, and Parker Weil was added to the Board. In 2021 Thomas Maurisse replaced Philippe Montantême; John Herrington, an original director, retired from the Board. We are grateful to all our former directors for their exemplary service. Other long-time directors may retire, and we expect to add one or more additional female directors before the end of 2021.

Key Qualifications, Skills and Attributes

The nominating and corporate governance committee regularly reviews the appropriate skills and characteristics required of Board members in the context of the composition of the Board, our operating requirements, and the long-term interests of stockholders. When conducting its review of the key qualifications, skills and attributes desired of Board members, the nominating and corporate governance committee particularly considers:

Senior Leadership Experience:

Board members who have served in senior leadership positions, such as a chief executive officer, chairman, senior executive, or leader of significant operations, are important to us because they have the experience and perspective to analyze, shape and oversee the execution of important strategic, operational and policy issues. These Board members’ insights and guidance, and their ability to assess and respond to situations encountered by our Board, may be enhanced by leadership experience at complex businesses or organizations.

RNG and Conventional Natural Gas and Industry Experience:

Because we are seeking to drive adoption of RNG and conventional natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets, relevant education or experience in our industry is key for understanding our markets, strategy, risk management and operations.

Government, Legal, Public Policy and Regulatory Expertise:

Board members who have served in government positions provide experience and insights that help us work constructively with governments and address significant public policy issues. Board members with a background in law can assist the Board and legal team in fulfilling its oversight responsibilities regarding our legal and regulatory compliance and our engagement with regulatory authorities.

Financial Expertise:

Knowledge of financial markets, financing and funding operations and accounting and financial disclosure and reporting processes is important to have well-represented on our Board. This experience helps our Board members in understanding and overseeing our capital structure, financing and investing activities, as well as our financial reporting and internal controls.

Public and Private Company Board Experience:

Board members with public and private company board experience understand the dynamics and operations of a corporate board. These matters include the relationship of a company board with senior management personnel, the legal and regulatory landscape in which companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

From time to time, the nominating and corporate governance committee will also consider such other qualifications, skills and attributes as it deems appropriate given the needs of the Board and the Company to maintain a balance of knowledge, experience, background and capability.

Director Nominee Evaluations

At least annually, our nominating and corporate governance committee leads an evaluation of each of our directors and our Board as a whole and each of its committees. In evaluating whether a current director should continue to serve on our Board, the nominating and corporate governance committee considers a number of factors, including the minimum criteria and diversity goals described above and each director’s qualifications, skills and attributes in the areas identified by the committee as particularly important to our Board. In concluding that each of the director nominees should continue to serve as directors of the Company, the nominating and corporate governance committee considered their knowledge, experience and expertise in these areas as indicated in the table below, which they gained from their professional backgrounds described under “Director Nominees” above.

Director	Senior Leadership Experience	RNG and Natural Gas and Industry Experience	Government, Legal and Regulatory Expertise	Financial Expertise	Company Board Experience
Andrew J. Littlefair	√	√	√		√
Stephen A. Scully	√	√		√	√
Lizabeth Ardisana	√	√	√	√	√
Philippe Charleux	√	√		√	√
Thomas Maurisse	√	√		√
James C. Miller III	√	√	√	√	√
Kenneth M. Socha	√	√	√		√
Vincent C. Taormina	√	√
Parker A. Weil	√	√	√	√	√

OUR BOARD RECOMMENDS A VOTE “FOR ALL” THE DIRECTOR NOMINEES

NAMED IN THIS PROPOSAL 1

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

Although our amended and restated bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, we are submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of the appointment of KPMG LLP, the audit committee of the Board may consider whether to retain the firm. Even if our stockholders ratify the appointment of KPMG LLP, the audit committee of the Board may choose to appoint a different independent registered public accounting firm at any time during the year if the committee determines that such a change would, in its judgment, be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the aggregate fees billed to us for services rendered by KPMG LLP during the periods presented:

	Year Ended December 31,
	2019	2020
	($)	($)
Audit Fees(1)	1,268,450	1,278,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	1,268,450	1,278,000

(1)     Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of our interim condensed consolidated financial statements included in our quarterly reports, the audit of our internal control over financial reporting, audits of stand-alone financial statements of certain of our subsidiaries, professional services rendered in connection with our filing of various registration statements (such as registration statements on Form S-8 and Form S-3, including related comfort letters) and other services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures

Pursuant to our audit committee charter, all audit and permitted non-audit and tax services, as well as the fees and terms of such services, that are provided by our independent registered public accounting firm are pre-approved by the audit committee of the Board. The audit committee may also delegate authority to grant pre-approvals to one or more audit committee members, provided that the pre-approvals are reported to the full audit committee at its regularly scheduled meetings. In considering such services for approval, the audit committee considers, among other things, whether the provision of the services is compatible with maintaining the independence of our independent registered public accounting firm.

All services provided by KPMG LLP in 2019 and 2020 were pre-approved by the audit committee in accordance with the foregoing pre-approval policy.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under “Compensation Discussion and Analysis” below, our executive compensation program is designed to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and certain peer companies. Under this program, determinations regarding each named executive officer’s compensation are based on, among other factors, the individual’s performance and contribution to our strategic plans and other business objectives; the Company’s overall performance, in light of business and industry conditions; general industry benchmarks and trends, including the compensation practices of certain peer companies; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay; the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience. Please read the “Compensation Discussion and Analysis” beginning on page 34 for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. We believe the compensation of our named executive officers is appropriate and serves to both incentivize and retain our highly skilled executive leadership team. Attracting, retaining and motivating key executives is crucial to our success. This say-on-pay proposal gives our stockholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific component of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included therein.”

This say-on-pay proposal is being provided as required by Section 14A of the Exchange Act and is advisory and therefore not binding on the Company, the compensation committee or our Board in any way. Our Board and our compensation committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

Our current policy is to provide stockholders with an opportunity to vote on the compensation of our named executive officers each year at the annual meeting of stockholders. It is expected that the next such advisory vote will occur at the 2022 annual meeting of stockholders.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC

PROPOSAL 4

APPROVAL, FOR THE PURPOSE OF COMPLYING WITH NASDAQ LISTING RULE 5635(b), OF THE
ISSUANCE OF SHARES
OF OUR COMMON STOCK UPON EXERCISE OF THE AMAZON WARRANT

Background

On April 16, 2021, in connection with execution of the Fuel Agreement with a subsidiary of Amazon, we entered into the Transaction Agreement with Amazon under which, among other things, we issued the Amazon Warrant to another subsidiary of Amazon to purchase up to an aggregate of 53,141,755 shares of our common stock, subject to adjustment and vesting in accordance with the terms and conditions set forth in the Amazon Warrant.

Our Board recommends that our stockholders approve our issuance of shares of our common stock in excess of 50,595,531 shares (the “Share Cap”) pursuant to, and upon exercise of, the Amazon Warrant, in order to ensure such issuance complies with Nasdaq Listing Rule 5635(b). The Share Cap represents the highest number of shares of our common stock that can be issued pursuant to the Amazon Warrant without potentially requiring the approval of our stockholders under Nasdaq Listing Rule 5635(b). We filed a copy of the Amazon Warrant as Exhibit 4.4 to our Current Report on Form 8-K with the SEC on April 19, 2021. You are encouraged to read the full text of the Amazon Warrant and such report. The below summary of the Amazon Warrant and related transactions does not purport to be complete and is subject to the full text of the Amazon Warrant.

The Amazon Warrant and Related Agreements

The Warrant Shares vest in multiple tranches, the first of which for 13,283,445 Warrant Shares vested upon execution of the Fuel Agreement. Subsequent tranches can vest over time based on discretionary fuel purchases or other spending by Amazon and its affiliates, up to a total of $500 million. Subject to vesting and certain other conditions, the Amazon Warrant may be exercised, in whole or in part, at any time before April 16, 2031 at an exercise price of $13.49 per share, which was determined based on the 30-day volume-weighted average price of our common stock as of April 15, 2021, and is 21.3% more than the $11.12 closing price of our common stock on April 15, 2021, the day prior to our issuance of the Amazon Warrant.

The Amazon Warrant may be exercised for cash or on a cashless basis. If Amazon were to vest and cash exercise part or all of the Amazon Warrant, we expect to use any net proceeds received from Amazon under the Amazon Warrant for working capital and general corporate purposes, which may include, among other purposes, executing our business plans, and pursuing opportunities for further growth. As of the date of this solicitation, however, we cannot specify with certainty all of the particular uses of such proceeds, if any, and we will have broad discretion over the use of any such proceeds. Pending our use of net proceeds, if any, we may invest the proceeds in short-term, interest-bearing, investment-grade securities.

Anti-Dilution Adjustments and Other Rights

Both the exercise price and the number of Warrant Shares subject to purchase under the Amazon Warrant are subject to customary anti-dilution adjustments, including as a result of any dividend or distribution of additional shares of our common stock or stock split, subdivision, combination or reclassification involving our common stock. Subject to certain exceptions, the exercise price and number of Warrant Shares issuable upon exercise of the Amazon Warrant are also subject to adjustment in connection with certain repurchases by us of our outstanding common stock. Further, in the event we issue, or commit to issue, any equity securities in a financing to raise capital within six months after the issuance of the Amazon Warrant, the number of Warrant Shares subject to the Amazon Warrant will be increased to a number that would represent 19.999% of our outstanding common stock on a fully diluted basis after giving effect to such financing (the “Financing Adjustment”).

In the event we make certain other specified dividends or distributions on shares of our common stock, Amazon Holdings will be deemed to have exercised the vested portion of the Warrant Shares and be entitled to participate in such dividend or distribution. In addition, in the event of certain acquisition transactions involving us under conditions as set forth in the Amazon Warrant, all unvested Warrant Shares will automatically vest and become exercisable.

Stockholder Approval Requirement

Under the terms of the Transaction Agreement, we are required to use our commercially reasonable efforts to obtain the approval of our stockholders with respect to the issuance of shares of our common stock in excess of the Share Cap (the “Stockholder Approval”), as may be required pursuant to Nasdaq Listing Rule 5635(b). Until the Stockholder Approval is obtained, Nasdaq Listing Rule 5635(b) may restrict the issuance of shares of our common stock exceeding the Share Cap pursuant to, and in the event of an exercise of, the Amazon Warrant. In connection with obtaining the Stockholder Approval and under the Transaction Agreement, we agreed to file a Proxy Statement and hold a meeting of our stockholders as promptly as practicable to obtain the Stockholder Approval. If the Stockholder Approval is not obtained at a meeting of our stockholders called for such purpose, we are required, at Amazon’s request, to cause an additional meeting of stockholders to be held every twelve (12) months thereafter until either the Stockholder Approval is obtained or the term of the Amazon Warrant expires.

Support Agreements

In connection with the requirement for Stockholder Approval and pursuant to the terms of the Transaction Agreement, we have entered into Support Agreements by and among us, Amazon and each of our executive officers, members of our board of directors who are independent directors within the meaning of applicable rules of Nasdaq and the T. Boone Pickens Trust, under which each such stockholder has irrevocably agreed, among other things, to vote the number of shares of our common stock beneficially owned by such stockholder and for which he, she or it has or shares voting power in favor of the Stockholder Approval. Each stockholder’s agreements pursuant to the Support Agreement will continue until either the Stockholder Approval is obtained or the term of the Amazon Warrant expires. As of April 19, 2021, the record date for the Annual Meeting, an aggregate of 11,169,592 shares of our common stock, representing 5.6% of the outstanding shares of our common stock as of such date, were owned or controlled by our independent directors, executive officers and the T. Boone Pickens Trust and are subject to the Support Agreements.

Beneficial Ownership Limitation

Under the terms of the Amazon Warrant, Amazon.com NV Investment Holdings LLC (“Amazon Holdings”) as the holder of the Amazon Warrant may not exercise the Amazon Warrant to the extent such exercise would cause Amazon Holdings to beneficially own more than 4.999% of the number of shares of our common stock immediately outstanding after giving effect to such exercise (excluding any unvested portion of the Amazon Warrant) (the “Beneficial Ownership Limitation”). Amazon Holdings may, however, waive or modify the Beneficial Ownership Limitation by providing us written notice sixty-one (61) days before such waiver or modification becomes effective (or immediately upon written notice to us to the extent we are subject to certain acquisition transactions pursuant to a tender or exchange offer).

Registration Rights

Under the Transaction Agreement, we also granted Amazon customary registration rights with respect to the Amazon Warrant and the Warrant Shares, including (i) the right to demand registration of the sale of the Amazon Warrant and the Warrant Shares under the Securities Act, (ii) piggyback registration rights to include the Warrant Shares as part of any registration of shares of our common stock under the Securities Act (except for a registration on Forms S-4 or S-8 and certain other limitations set forth in the Transaction Agreement), and (iii) the right to require us to register the Amazon Warrant and the Warrant Shares on a Form S-3 shelf registration statement to allow for the offering of the Amazon Warrant and the Warrant Shares for sale on a continuous basis pursuant to Rule 415 under the Securities Act. Our requirement to register the sale of the Amazon Warrant and the Warrant Shares as provided under clauses (i) through (iii) is, in each case, subject to the terms and conditions set forth in the Transaction Agreement, including our payment of specified fees and expenses related to such registration. The registration rights under the Transaction Agreement will continue until the date on which the Amazon Warrant and all Warrant Shares have been disposed of by Amazon Holdings or any subsidiary of Amazon holding such securities.

Transfer and Standstill Restrictions

The Transaction Agreement also limits Amazon’s ability to transfer the Amazon Warrant to certain unaffiliated third parties and imposes customary standstill limitations on Amazon if, and so long as, Amazon and its subsidiaries beneficially own at least 5% of our outstanding common stock.

Governance Rights

The Transaction Agreement does not provide Amazon with the right to designate any individuals to serve as directors on our Board or, except as described herein, any rights and privileges beyond the rights and privileges associated with the common stock held by our existing stockholders.

Reasons for Requesting Stockholder Approval

Our common stock is listed on Nasdaq, and as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rule 5635(b). Nasdaq Listing Rule 5635(b) requires stockholder approval prior to an issuance of securities that will result in a “change of control” of a listed company, which for Nasdaq purposes is generally deemed to occur when, as a result of an issuance, an investor or a group of investors acquires, or has the right to acquire, 20% or more of the outstanding shares of common stock or voting power of the Company and such ownership or voting power would be the Company’s largest ownership position. If the Amazon Warrant vests in full and Amazon Holdings exercises the Amazon Warrant to purchase all of the 53,141,755 Warrant Shares initially subject to the Amazon Warrant, Amazon Holdings would become a holder of approximately 21.0% of the outstanding shares of our common stock (immediately after the issuance of such shares and based on the number of shares of our common stock outstanding as of April 19, 2021). In such event, TMS, a subsidiary of Total and our next largest stockholder, would own approximately 20.1% of our outstanding shares of common stock (excluding 7,898,021 shares of our common stock that are the subject of a voting agreement, dated May 9, 2018, among TMS, the Company and all of the Company’s then-directors and officers (the “TMS Voting Agreement”)); however, TMS would also continue to have the right to designate two individuals to serve as directors on our Board. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Relationships with Total and its Affiliates” for further information. In the event we issue additional equity securities in a financing transaction on or prior to October 16, 2021, the number of Warrant Shares subject to the Amazon Warrant will be subject to a Financing Adjustment, which would have the effect of increasing Amazon’s potential ownership of our outstanding shares of common stock. As a result, our issuance of common stock pursuant to the Amazon Warrant, if exercised in full, could cause Amazon Holdings to own 20% or more of our common stock and become our largest stockholder, resulting in a “change of control” for purposes of Nasdaq Listing Rule 5635(b).

Accordingly, we are seeking stockholder approval pursuant to Nasdaq Listing Rule 5635(b) to permit the issuance of Warrant Shares in excess of the Share Cap (which is the highest number of shares of our common stock that can be issued pursuant to the Amazon Warrant without potentially requiring the approval of our stockholders pursuant to Rule 5635(b)).

Reasons for the Transactions with Amazon

Our Board determined, in its business judgment, that the transactions with Amazon as described above, including the issuance of the Amazon Warrant, and the possible future purchase by Amazon Holdings of the Warrant Shares issuable thereunder, are in the best interests of the Company and our stockholders. Our Board approved these transactions, subject to any required stockholder approval, and recommends that our stockholders vote in favor of this Proposal 4. In making this determination and approval, the Board considered, among other things, the factors and characteristics of the transactions described below.

First and most critically, the Board believes Amazon is a valuable strategic partner for Clean Energy. Under the Fuel Agreement, Amazon will be purchasing low and negative carbon RNG from Clean Energy, initially through 27 existing fueling stations and 19 non-exclusive new or upgraded stations that we expect to construct by the end of the year. The new and existing stations will provide RNG in 15 different states across the United States, and we will own all the stations.

The Warrant Shares vest in multiple tranches, the first of which for 13,283,445 Warrant Shares vested upon execution of the Fuel Agreement. Subsequent tranches will vest over time based on fuel purchases by Amazon and its affiliates, up to a total of $500 million, excluding any payments attributable to “Pass Through Costs,” which consist of all costs associated with the delivered cost of gas and applicable taxes determined by reference to the selling price, gallons or gas sold. Importantly, if all the vesting conditions of the Amazon Warrant are satisfied, Amazon will have purchased hundreds of millions of GGEs of RNG at today’s fuel prices from Clean Energy.

We believe a commercial partnership with Amazon will enhance our strategies, initiatives and efforts to achieve our goals to grow fleet and other consumer support for the use of RNG as a vehicle fuel for our target customers and geographies, and other contributions and factors. The Board also believes the proceeds from the issuance of our common stock to Amazon in the event Amazon were to vest and then exercise the Amazon Warrant in part or whole for cash, would enhance our liquidity in support of our operations, as well as our ability to execute our business plans and pursue opportunities for further growth.

Possible Effects if Proposal 4 Is Approved

If this Proposal 4 is approved by our stockholders, then, subject to the satisfaction of the vesting and other conditions set forth in the Amazon Warrant, including as described herein, we would be able to issue to Amazon 2,546,224 shares (the “Additional Warrant Shares”) more than if our stockholders do not approve this proposal, subject to any future anti-dilution and other adjustments. If Amazon were to vest and exercise for cash the entire 53,141,755 shares under the Amazon Warrant, the 2,546,224 of Additional Warrant Shares subject to stockholder approval would represent approximately 1% of our outstanding common stock as of the date of this Proxy Statement.

The rights and privileges associated with all shares of our common stock issuable under the Amazon Warrant are identical to those associated with our existing common stock, and will not include preemptive, conversion or other rights to subscribe for additional shares of our common stock.

Approval of this Proposal 4, assuming the satisfaction of the vesting and other conditions set forth in the Warrant Agreement and our issuance of the shares issuable thereunder, could have the following effects:

•	Dilution. If approved, this Proposal 4 could result in the purchase of the Additional Warrant Shares upon the cash exercise of the Amazon Warrant, in an additional amount of up to 2,546,224 shares, subject to possible future adjustments. As a result, our existing stockholders could own a smaller percentage of our outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and book value of our common stock. Moreover, the approval of this Proposal 4 would not limit our ability to engage in additional issuances of our common stock (or securities convertible into or exercisable or exchangeable for our common stock) for capital-raising or other purposes in the future, subject to compliance with Nasdaq Listing Rules and other applicable laws or regulations. As a result, our stockholders could experience further dilution from such additional transactions we may pursue in the future, including as a result of any Financing Adjustment in accordance with the terms of the Amazon Warrant.

•	Market Effects. Despite the existence of certain restrictions on transfer, the issuance of the Additional Warrant Shares under the Amazon Warrant could affect trading patterns and adversely affect the market price of our outstanding common stock. Additionally, sales in the public market of the Additional Warrant Shares that could be issued under the Amazon Warrant, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital in future equity financings.

•	Concentration of Ownership and Influence. If Amazon Holdings were to both vest and then exercise for cash the Amazon Warrant in full to purchase all of the 53,141,755 Warrant Shares initially subject to the Amazon Warrant, which is subject to possible further adjustment as provided in the Amazon Warrant, it would result in Amazon Holdings owning 21.0% or more of the outstanding shares of our common stock (based on the number of shares of our common stock outstanding as of April 19, 2021). Such ownership would represent the largest ownership position in our Company (if we exclude from TMS’ ownership position the 7,898,021 shares of our common stock that are the subject of the TMS Voting Agreement). As a result, Amazon Holdings could be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and mergers, acquisitions or other extraordinary transactions. Amazon Holdings may have interests that differ from ours or yours, and it may vote or otherwise act in ways with which you disagree and that may be adverse to your interests. In addition, the concentration of ownership in Amazon Holdings may have the effect of delaying, preventing or deterring a change of control of our Company, which could deprive our stockholders of an opportunity to receive a premium for their shares of our common stock as part of a sale of our Company, or conversely, could facilitate a change of control at a time or under circumstances when you and other stockholders may prefer not to sell. Further, the concentration of ownership could adversely affect the prevailing market price for our common stock.

•	Valuable Investor and Commercial Partner. As discussed above, we believe Amazon represents a valuable commercial partner and potential investor for us as we continue to pursue increased adoption of RNG as a vehicle fuel among fleet vehicle operators in a variety of markets. Accordingly, we believe securing this commercial partnership and incenting Amazon to purchase the maximum amount of fuel under the Fuel Agreement is important for the trajectory of Clean Energy.

•	Improved Capital Levels and Reserves. The proceeds we would receive upon a future possible cash exercise of the Amazon Warrant could be substantial and would strengthen our balance sheet and increase our capital levels and reserves, and enhance our ability to execute our business plans and pursue opportunities for further growth.

Possible Effects if Proposal 4 Is Not Approved

If this Proposal 4 is not approved by our stockholders, then, pursuant to the Amazon Warrant, the issuance of shares of our common stock exceeding the Share Cap upon exercise of the Amazon Warrant may be restricted by the Nasdaq Listing Rule 5635(b). In such event, however, Amazon would have the right to require us to cause an additional meeting of stockholders to be held every twelve (12) months thereafter until either the Stockholder Approval is obtained or the term of the Amazon Warrant expires. Accordingly, if our stockholders do not approve this Proposal 4, we anticipate that we would seek the Stockholder Approval again at or before our next annual meeting of stockholders and at one or more future meetings of our stockholders thereafter until the Stockholder Approval is obtained or the term of the Amazon Warrant expires.

If we fail to obtain the Stockholder Approval, we would adversely impact the opportunity to obtain the maximum interest of Amazon. Our Board believes the potential value and benefits of our relationship with Amazon then could be materially weakened. As discussed above, we believe our potential transactions with Amazon could prove to be important in the trajectory of Clean Energy, and a failure to obtain the Stockholder Approval could deprive us of some or all of the benefits we anticipate from these potential transactions and relationships.

Securities Law Matters

This Proposal 4, together with the other disclosures contained in this Proxy Statement, is neither an offer to sell nor a solicitation of an offer to buy any of our securities.

The Amazon Warrant and the Warrant Shares have not been registered under the Securities Act or under any state securities law and were offered and issued, as applicable, in reliance upon the exemption from registration requirements of the Securities Act set forth in Section 4(a)(2) of the Securities Act. Clean Energy did not engage in a general solicitation or advertising regarding the issuance of the Amazon Warrant. Amazon has represented to Clean Energy its intention to acquire the Amazon Warrant and Warrant Shares for investment purposes only and not with a view toward their resale, distribution or other disposition in violation of the Securities Act or any applicable state securities laws, and appropriate legends will be affixed to the Amazon Warrant and the Warrant Shares.

No Appraisal Rights

Under applicable Delaware law, our stockholders are not entitled to appraisal rights with respect to the proposed issuance and sale of our common stock to Amazon Holdings upon exercise of the Amazon Warrant.

Required Vote and Effect of Not Casting Your Vote

Proposal 4 must be approved by the affirmative vote of a majority of the votes cast on the proposal by shares of our common stock present or represented by proxy at the Annual Meeting. We expect that Proposal 4 will constitute a “non-routine” matter on which a broker, bank or other nominee is not entitled to vote shares held on behalf of a beneficial owner without receiving voting instructions from the beneficial owner. Consequently, if you hold your shares in street name (such as through a brokerage account) and you do not instruct your broker, bank or other nominee on how to vote on this Proposal 4, a “broker non-vote” will occur with respect to Proposal 4. Abstentions, if any, and broker non-votes with respect to Proposal 4 are not treated as votes cast and will not be counted in determining the outcome of Proposal 4.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ISSUANCE OF THE WARRANT SHARES UPON EXERCISE OF THE AMAZON WARRANT

PROPOSAL 5

APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE AUTHORIZED SHARES OF OUR COMMON STOCK

Our Restated Certificate currently authorizes the issuance of 304,000,000 shares of our common stock, par value $0.0001 per share. Our Board is proposing for approval by our stockholders an amendment to our Restated Certificate to increase the number of shares of our common stock we are authorized to issue by approximately 49%, from 304,000,000 shares to 454,000,000 shares. Our Restated Certificate also authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.0001 per share, which would remain unchanged by the amendment to our Restated Certificate contemplated by this Proposal 5.

Background: Current Capitalization

As of April 16, 2021, our capitalization was as follows:

•	199,845,902 shares of our common stock were issued and outstanding;

•	10,886,964 shares of our common stock were issuable upon exercise or vesting and settlement of outstanding options and restricted stock units granted pursuant to our equity incentive plans;

•	53,141,755 shares of our common stock were issuable upon exercise of the Amazon Warrant if Proposal 4 is approved, subject to additional anti-dilution adjustments as described in Proposal 4 (if Proposal 4 is not approved, 50,595,531 shares of our common stock would be issuable upon exercise of the Amazon Warrant);

•	17,352,835 shares of our common stock were reserved for issuance pursuant to our employee stock purchase plan or pursuant to equity awards we may grant in the future under our equity incentive plans; and

•	No shares of our preferred stock were issued or outstanding. There are currently no plans, arrangements, commitments or understandings to issue any shares of our preferred stock.

Based on the above capitalization information, only 22,772,544 shares of our currently authorized common stock remained unissued and unreserved and available for future issuance as of April 16, 2021.

Reasons for the Increase to Our Authorized Shares of Common Stock

The Board has determined, in its business judgment, that an increase to our authorized shares of common stock by approximately 49%, from 304,000,000 shares to 454,000,000 shares, is in the best interests of the Company and our stockholders, and as a result the Board has unanimously approved such an increase, subject to stockholder approval, and has unanimously recommended that our stockholders approve such an increase by voting in favor of this Proposal 5. In making this determination and approval, the Board considered, among other things: the potential issuance of shares of our common stock upon exercise of the Amazon Warrant as described in Proposal 4 above; our historical share issuance rates, as described below; anticipated future share requirements; guidelines and potential voting recommendations of third-party proxy advisory services, including Institutional Shareholder Services; recent practices at other public companies; and a recommendation from our management.

The Board is requesting that our stockholders approve the increase to the authorized shares of our common stock in part to enable us to provide meaningful capital resources for our business plans and strategic initiatives.

The Board is also requesting that our stockholders approve the increase to the authorized shares of our common stock to provide us with the flexibility to issue our common stock as needed for other purposes. The newly authorized shares of our common stock would be issuable for any proper corporate purpose. Historically, we have issued our common stock (or securities convertible into or exercisable or exchangeable for our common stock) for the following main reasons:

•	as consideration for mergers, acquisitions, investments or other similar transactions;

•	in connection with establishing collaborations or other strategic relationships;

•	as compensation to attract and retain our personnel through grants of equity awards; and

•	in capital-raising or financing transactions.

Since January 2019, we have issued common stock (or securities convertible into or exercisable or exchangeable for common stock) totaling 58,206,062 shares (on a fully diluted basis) for the reasons described above, and our Board may desire to use our common stock for these or other reasons in the future. Of these shares, since January 2019, we have issued shares of our common stock or granted equity awards in respect of shares of our common stock under our equity incentive plans for a total of 7,610,531 shares (on a fully diluted basis), and the Board believes the availability of additional shares for future compensatory purposes is an important recruiting and retention tool.

Except with respect to the issuance of shares of our common stock upon exercise of the Amazon Warrant (which we are asking our stockholders to approve in Proposal 4 and the issuance of shares of our common stock in connection with our employee stock purchase plan and equity compensation plans and awards granted thereunder, we currently have no specific understandings or commitments, oral or written, that would require us to issue a material amount of new shares of our common stock. In 2021, we anticipate deploying up to approximately $100.0 million to develop dairy RNG production projects and $45 million to $60 million to build fueling stations that will support RNG volume contracted to Amazon. If we deploy the foregoing capital, we will be required to raise significant additional capital during 2021, which may involve the issuance of a material amount of new shares of our common stock.

Possible Effects if Proposal 5 Is Approved

If this Proposal 5 is approved by our stockholders, the Board would generally be able to issue the additional authorized shares in its discretion from time to time without further action by or approval of our stockholders, subject to and as limited by the rules and listing requirements of Nasdaq or any other then applicable securities exchange and the requirements of all applicable law, and subject to our commitment to issue and sell shares of our common stock upon exercise of the Amazon Warrant.

Approval of this Proposal 5 could have the following effects:

•	Potential for Dilution. If approved, this Proposal 5 would result in our Board’s ability to issue the newly authorized shares of our common stock in the future, in its discretion and without obtaining future stockholder approval. Because our stockholders do not have preemptive rights with respect to our common stock, they would not have preferential rights to purchase any additional shares we may issue in the future. Consequently, any issuance of additional shares of our common stock, unless such issuance is pro-rata among existing stockholders, would increase the number of outstanding shares of our common stock and decrease the ownership interest of our existing stockholders, as well as their percentage interest in the voting power, liquidation value and book value of our common stock. Depending on the terms of any such issuance, these decreases could be significant. It is impossible to predict the dilutive impact of any such future share issuance, if any. Any potential dilution would depend on several factors, including the price of our common stock at the time of any future issuance and the number of shares of our common stock then outstanding.

•	Anti-Takeover Effects. The availability of additional shares of our common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to effect a change of control of our Company or remove current management, which our stockholders might otherwise deem favorable. For example, without further stockholder approval, the Board could strategically sell shares of our common stock in a private transaction to purchasers that would oppose a change of control attempt or favor current management. The anti-takeover effect of an increase to the authorized shares of our common stock would be in addition to other provisions in our Restated Certificate and our amended and restated bylaws that may also have an anti-takeover effect, such as certain advance notice requirements with respect to any stockholder proposals and nominations of director candidates, the lack of cumulative voting rights of our stockholders, and our ability to issue preferred stock with such rights, preferences and privileges as approved by our Board without obtaining stockholder approval. The Board is not aware of any attempt, or contemplated attempt, to acquire the Company, nor is this Proposal 5 being presented with the design or intent that it be used to prevent or discourage a change of control or management or an acquisition attempt.

However, stockholders should be aware that nothing would prevent the Board from taking any such actions that it deems consistent with its fiduciary duties.

Possible Effects if Proposal 5 Is Not Approved

If this Proposal 5 is not approved by our stockholders, then the number of shares of our common stock we would be authorized to issue would remain at its current amount of 304,000,000 shares.

A failure to obtain the approval of our stockholders of this Proposal 5 could result in a lack of necessary flexibility to use equity for valid purposes. As described above, the Board believes this increase to the authorized shares of our common stock would provide us with needed flexibility to issue these shares in the future when and as necessary and on a timely basis, which would allow us to take advantage of market conditions, the availability of favorable financing and opportunities for acquisitions, in each case without the potential expense or delay incident to obtaining stockholder approval for each separate transaction or issuance. If this Proposal 5 is not approved by our stockholders, our Board would have significantly limited ability to issue equity at its discretion in the future, which could result in, among other things, difficulties retaining and recruiting executives and other personnel consistent with our business plans or an inability to effect potential future strategic or capital-raising transactions or acquisitions efficiently and when desired or otherwise believed to be advantageous to us.

Rights of Additional Authorized Shares of Common Stock

Any authorized shares of our common stock, when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock that are presently issued and outstanding.

Text and Effectiveness of the Increase to Our Authorized Shares of Common Stock

We propose to affect the increase to the authorized shares of our common stock by amending the first two sentences of Article 4.A of our Restated Certificate of Incorporation to read in their entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which this corporation is authorized to issue is 454,000,000 shares, 453,000,000 of which shall be Common Stock with a par value of $.0001 per share, and 1,000,000 of which shall be Preferred Stock with a par value of $.0001 per share.”

The only change to the language of Article 4.A being voted on in this Proposal 4 is to increase the total number of shares of our common stock we may issue by approximately 49%, from 304,000,000 shares to 454,000,000 shares, and consequently the total number of shares of stock we may issue by the same amount. Other than as set forth above, our Restated Certificate as currently in effect would remain unchanged by the amendment to affect the authorized share increase contemplated by this Proposal 5.

If this Proposal 5 is approved and adopted by our stockholders at the Annual Meeting, the increase to our authorized shares contemplated hereby would become effective upon our filing of a Certificate of Amendment to our Restated Certificate with the Secretary of State of the State of Delaware reflecting the amendments to Article 4.A thereof as set forth above, or at such other date and time as may be specified in the Certificate of Amendment. We expect to file such an amendment with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval.

No Appraisal Rights

Under applicable Delaware law, our stockholders are not entitled to appraisal rights with respect to the proposed amendment to our Restated Certificate to increase the number of authorized shares of common stock we are authorized to issue.

Required Vote and Effect of Not Casting Your Vote

Proposal 5 must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote on the proposal at the Annual Meeting. We expect that Proposal 5 will constitute a “routine” matter on which a broker, bank or other nominee is entitled to vote shares held for a beneficial owner even without receiving voting instructions from the beneficial owner. As a result, abstentions, if any, will have the same effect as a vote against this Proposal 5, and broker non-votes are not expected to occur on Proposal 5.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF

AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE AUTHORIZED SHARES OF OUR COMMON STOCK

CORPORATE GOVERNANCE

Board and Committee Composition

The following sets forth certain key features of the composition of our Board and its standing committees:

Board Committees
	Board of Directors	Audit(1)	Compensation(1)	Nominating and Corporate Governance
Directors:
Andrew J. Littlefair
Stephen A. Scully	♦, I	·, ▲
Lizabeth Ardisana	I		©	•
Philippe Charleux
Thomas Maurisse
James C. Miller	I	©, ▲
Kenneth M. Socha	I		•	•
Vincent C. Taormina	I	•		©
Parker A. Weil	I	·, ▲	•
Former Directors: (2)
John S. Herrington	I
James E. O’Connor	I
Philippe Montantême
Warren Mitchell	I
Observer:
Henri-Max Ndong-Nzue(3)		√
Meetings:
Held in 2020(4)	5(5)	3	5	2

♦	Chairman of the Board.

I	Determined by our Board to be an independent director, within the meaning of applicable rules of Nasdaq.

•	Committee member.

©	Committee Chair.

▲	Audit committee financial expert, as defined in the rules of Nasdaq and the SEC.

√	Observer.

(1)	Our Board has determined that each member of the audit and compensation committees satisfies the enhanced independence standards applicable to members of such a committee under, and with respect to the compensation committee considering the factors set forth in, Nasdaq and SEC rules. In addition, our Board has determined that each member of the audit committee has sufficient knowledge in reading and understanding the Company’s financial statements to serve on such committee, and each member of the compensation committee is a non-employee director as defined in Rule 16b-3 under the Exchange Act and an outside director as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (“Code”).

(2)	Mr. Mitchell served as a director of our Company from May 2005 until his retirement on February 25, 2020. Mr. O’Connor served as a director of our Company from September 2011 until May 15, 2020. Mr. Herrington served as a director of our Company from November 2005 to March 12, 2021. Mr. Montantême served as a director of our Company from September 2018 until February 24, 2021 due to a decision by TMS, a wholly owned subsidiary of Total, to replace Mr. Montantême, one of its director designees, with Mr. Thomas Maurisse. Our Board of Directors previously determined that each of Mr. Mitchell, Mr. O’Connor and Mr. Herrington were independent under the Nasdaq Listing Rules during the period of his service on the Board of Directors. Mr. Montantême was not independent under the Nasdaq Listing Rules during his service as a director due to being a director designee of TMS.

(3)	Mr. Ndong-Nzue, the Senior Vice President Corporate Affairs & Americas of TMS, was appointed as an observer of the audit committee in February 2020 pursuant to TMS’ director and observer designation rights, described under “Certain Relationships and Related Party Transactions” below. Mr. Ndong-Nzue replaced Isabelle Gaildraud who served as an observer on the audit committee from September 2018 until February 2020.

(4)	Each director attended at least 75% of the total number of meetings of the Board and all applicable committees on which each served that were held in 2020.

(5)	Our directors typically hold at least two executive sessions each year and held four such executive sessions in 2020.

Board Committees

We have established the following active committees: an audit committee, compensation committee, and nominating and corporate governance committee. Our Board also creates committees from time to time to oversee financing transactions or other significant corporate matters. Our Board and audit committee generally meet at least quarterly, and our other committees meet on an as-needed basis. Each of the Board committees has the responsibilities described below. Copies of the current charters of the audit committee, compensation committee, and nominating and corporate governance committee, as adopted by the Board, are accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance.

Audit Committee

We believe the functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and with all applicable Nasdaq and SEC rules. The functions of this committee include:

•	Appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm;

•	Assessing the independence of our independent registered public accounting firm;

•	Discussing our annual audited and quarterly financial statements and the conduct of each audit with management, our internal finance department and our independent registered public accounting firm;

•	Overseeing our information technology and cybersecurity;

•	Establishing procedures for employees to anonymously submit concerns regarding accounting or auditing matters;

•	Periodically reviewing with our independent registered public accounting firm and with management our financial reporting processes and internal controls;

•	Discussing our policies with respect to risk assessment and risk management; and

•	Reviewing, overseeing and approving all related-party transactions (as such term is defined in applicable SEC rules).

Compensation Committee

We believe the functioning of our compensation committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:

•	Reviewing and approving all of our compensation plans, policies and programs as they affect our executive officers;

•	Administering our equity incentive plans and employee stock purchase plans;

•	Retaining and assessing the independence of any compensation consultants or advisors;

•	Reviewing and approving the fees and other compensation paid to our independent directors;

•	Monitoring our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits; and

•	Overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters.

The compensation committee may designate one or more subcommittees, each subcommittee to consist of two or more members of the compensation committee and may generally delegate its authority to any such subcommittee(s).

Nominating and Corporate Governance Committee

We believe the functioning of our nominating and corporate governance committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:

•	Developing and recommending to the Board criteria to be used in screening and evaluating potential director candidates;

•	Reviewing, evaluating and recommending to the Board qualified director candidates;

•	Establishing and overseeing a policy for considering stockholder nominees for director, and evaluating any such nominees;

•	Monitoring and reviewing any issues regarding director independence or involving potential conflicts of interest; and

•	Developing and recommending to the Board corporate governance guidelines and a code of ethics and reviewing and recommending changes to these documents as appropriate.

Board Leadership Structure

The Board has determined that our current structure of separating the roles of Chairman of the Board and Chief Executive Officer is in the best interests of the Company and our stockholders. Mr. Scully has served as Chairman of the Board since January 2018; and Mr. Littlefair has been the Chief Executive Officer of the Company since June 2001. As Chairman of the Board, Mr. Scully focuses on organizing Board activities to enable the Board to effectively provide guidance to and oversight (including risk oversight) and accountability of management. The Chairman of the Board, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction regarding Board needs, interests and opinions, and ensures the Board agenda is appropriately directed toward matters significant to the Company. Separating the roles of Chairman of the Board and Chief Executive Officer allows Mr. Littlefair, as Chief Executive Officer, to focus on managing the day-to-day direction and implementing the long-term strategic goals of the Company.

The functions of the Board are carried out by the full Board and, when delegated, by the Board’s committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

Board Role in Risk Oversight

Risk is inherent in every business. We face a number of risks, including business, operational, strategic, competitive, financial, political, legislative, environmental, safety and regulatory risks, as well as risks related to compensation, cybersecurity threats or incidents, capital expenditures, derivative transactions, commodity-based exposures, acquisitions or other strategic transactions and financing and other liquidity matters. In general, our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management.

In its risk oversight role, the Board and each of its committees regularly review and discuss, internally and with management, the material risks confronting our business, based on reports prepared and delivered by management that address these risks and other information deemed relevant. The Board also monitors our risk management and corporate governance policies, including the day-to-day risk management processes designed and implemented by management, and generally evaluates how management operates our Company with respect to risk exposures. These risks and risk management policies are also reviewed and analyzed in depth by the Board at an annual strategic planning session with members of senior management. The Board considers the risks and vulnerabilities we face when granting authority to management and approving business strategies and particular transactions. Additionally, the full Board oversees our initiatives and risk management activities relating to sustainability, diversity, equity and inclusion.

The Board performs its risk oversight function in part through its committees, which are comprised solely of independent directors. Each Board committee’s risk oversight role is as follows:

•	The audit committee oversees management of risks related to our financial reporting, disclosure processes and accounting policies, and information technology and cybersecurity, as well as any related party or conflict-of-interest transactions;

•	The compensation committee oversees management of risks related to our compensation practices and policies; and

•	The nominating and corporate governance committee oversees management of risks related to Board processes and composition, including director independence, and corporate governance matters.

Information Security

Our Chief Operating Officer oversees cybersecurity and other information technology risks affecting the Company and reports on the same to the Board at least quarterly.  Our Audit Committee formally oversees information security, including cybersecurity risks, and receives regular updates from management. We use a combination of internal security technology solutions, paired with strategic external partnerships to mitigate cybersecurity threats to the Company. We leverage the cybersecurity framework of our security managed service provider and anticipate a rollout of a formal cybersecurity program this calendar year. We have, and will continue to, use third party security firms to perform simulated cyber-attacks on our environment to identify exploitable vulnerabilities. We use these results to harden our security posture with our security managed service provider. Our information technology infrastructure is externally audited as part of our Sarbanes Oxley audit process and our controls include information security standards.  We maintain standalone cybersecurity insurance and believe we are adequately insured against losses related to a potential information security breach. We have not experienced a material breach in information security.

Code of Ethics

We have adopted a written code of ethics applicable to our directors, officers and other employees, including our principal executive, financial and accounting officers and controller or persons performing similar functions. This code of ethics establishes policies to promote honest and ethical conduct and is designed to comply with applicable Nasdaq and SEC rules. The nominating and corporate governance committee reviews our code of ethics periodically and may propose or adopt additions or amendments that it determines are required or appropriate.

Our code of ethics is accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance. We expect that any amendments to or waivers from certain provisions of our code of ethics applicable to any principal executive, financial or accounting officer or controller or persons performing similar functions will be disclosed on our website to the extent required by applicable Nasdaq or SEC rules.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines that set forth standards for director qualifications and responsibilities, Board committees, Board leadership structure, director compensation, Chief Executive Officer evaluation and management succession, Board self-evaluations, Board oversight of the Company’s strategic planning, and director and officer stock ownership, among other things. The nominating and corporate governance committee reviews our corporate governance guidelines periodically and may from time to time propose or adopt additions or amendments it determines are required or appropriate. Our corporate governance guidelines are accessible on our website at

http://investors.cleanenergyfuels.com/corporate-governance.

Board Evaluations

At least annually, our nominating and corporate governance committee leads an evaluation of each of our directors and our Board as a whole and each of its committees. As part of this evaluation, the Board considers the areas in which the Board believes it could improve.

Chief Executive Officer Evaluation and Management Succession

Our Board works with our nominating and corporate governance committee to evaluate potential successors to our Chief Executive Officer and to ensure that a CEO succession plan is in place. Our Chief Executive Officer also makes available his recommendations and evaluations of potential successors, as well as reviews any development plans recommended for such individuals.

Director Stock Ownership Guidelines

We believe it is important to encourage our directors to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our directors. These guidelines provide that each non-employee director is required to own shares of our common stock valued at $180,000 or more by the later of December 14, 2019 and five years after the date of a director’s initial election to the Board. Stock options are not counted toward satisfaction of these stock ownership requirements. Directors who attain this stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. All of our non-employee directors, with the exception of Messrs. Charleux and Maurisse, who are not subject to the policy as described below, had satisfied these stock ownership guidelines as of the record date for the Annual Meeting. The Board has determined that the director stock ownership guidelines do not apply to Mr. Charleux or Mr. Maurisse for so long as each is designated by TMS to serve as a director and waives his right to receive compensation for serving on the Board. See the descriptions under “Proposal 1: Election of Directors—General” and “Director Compensation” for more information.

We have also established stock ownership guidelines applicable to certain of our executive officers, which are described under “Compensation Disclosure and Analysis—Executive Stock Ownership Guidelines” below.

Stockholder Communications with the Board

We have adopted a formal process by which stockholders and interested parties may communicate with our Board, which is accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance/contact-the-board. This centralized process assists the Board in reviewing and responding to communications from stockholders and other interested parties in an appropriate manner. Communications to the Board must be in writing and mailed to our Corporate Secretary at the address of our principal executive offices. The communication can be addressed to one or more individual directors or to the Board as a group, and the name of any specific intended recipient(s) should be noted in the communication. Communications submitted by postal mail may be anonymous. The Corporate Secretary typically reviews all such communications and will forward them to the Board or any identified individual director(s), unless any such communication is deemed to be, in the Corporate Secretary’s discretion, unrelated to the duties and responsibilities of the Board or unduly hostile, threatening, illegal or similarly unsuitable for Board consideration.

Director Nomination Process

Our Board, as a whole and through our nominating and corporate governance committee, is responsible for identifying, evaluating and recommending nominees to serve as directors of our Company.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of the Board and recommending these candidates to our Board for nomination or appointment. Our nominating and corporate governance committee may utilize a variety of methods to identify potential director candidates. For example, candidates may come to the attention of the nominating and corporate governance committee through current members of the Board, executive officers, professional search firms, stockholders or others. These candidates may be evaluated and considered by our nominating and corporate governance committee at any point during the year, including in connection with each annual meeting of our stockholders. For each such annual meeting, the nominating and corporate governance committee recommends to our Board certain director nominees to stand for election at the annual meeting based on the committee’s evaluation of all potential director candidates, including incumbent directors. The Board then selects its director nominees based on its determination, relying on the recommendation of and other information provided by the nominating and corporate governance committee as it deems appropriate, of the suitability of each potential director candidate to serve as a director of our Company.

Stockholder Recommendations of Director Candidates

In accordance with its charter, our nominating and corporate governance committee is responsible for considering and evaluating properly submitted stockholder recommendations of candidates for Board membership. Any such recommendation of director candidates for nomination by the Board in connection with our next annual meeting of stockholders should be made in writing by January 1st of the applicable year and delivered or mailed to our Corporate Secretary at the address of our principal executive offices, and should include the name, address and a current resume of the proposed director candidate, a statement describing the candidate’s qualifications and consent to serve on our Board if selected as a director nominee, and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the proposed director candidate, the number of shares of our common stock that are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the proposed director candidate. We may also request that any proposed director candidate and any stockholder proposing a director candidate furnish us with such other information as may reasonably be required for our nominating and corporate governance committee to determine the eligibility of such proposed director candidate to serve as a director of our Company.

All properly submitted stockholder recommendations will be aggregated together and with any other director candidates proposed by other sources, for consideration and evaluation by our nominating and corporate governance committee and will receive the same consideration by our nominating and corporate governance committee as is received by any other director candidate. In evaluating all director candidates, the nominating and corporate governance committee will consider, among other things, the director qualifications set forth in our corporate governance guidelines, as described in “Proposal 1: Election of Directors” above. Any stockholder-recommended director candidate that is selected by our nominating and corporate governance committee would be recommended by the committee as a director nominee to the Board, which would then consider and evaluate the candidate in the same manner and based on the same criteria and qualifications as other prospective director candidates. If approved by the Board, the stockholder-recommended candidate would be appointed as a director to a vacant seat on the Board or included in the Board’s slate of director nominees to stand for election at our next annual meeting of stockholders.

Sustainability and Safety

Identifying Strategic Priorities

In since the third quarter of 2020, we have worked with Business for Social Responsibility (BSR) to develop a robust and ambitious sustainability strategy. We conducted a materiality assessment to determine which environmental, social and governance (“ESG”) issues have the greatest impact on our business success and where we have the most impact on stakeholders. Our list of material issues is informed by relevant international sustainability reporting standards, desktop research on trends and emerging issues, and internal and external stakeholder interviews. This assessment formed the foundation of our sustainability vision, strategy, and goals. In May 2021, we expect to publish a sustainability report which will describe this process in more detail and provide information on our 2020 performance on material ESG issues.

Sustainability Strategy

Our vision is to deliver renewable transportation fuel for a cleaner, safer, more equitable tomorrow. We are launching a bold program, supported by ambitious goals to drive progress across three pillars: fueling the transition to renewable energy in transportation, building the workforce for the future of renewable energy, and advancing smart policies that drive the transformation to zero carbon fuels.

Fueling Transportation’s Transition to Renewable Energy: The fuel we provide enables our customers to transition from diesel to a solution with significantly lower greenhouse gas (“GHG”) emissions and air quality impacts today. We are committed to pushing ourselves and our partners further by working towards producing and distributing 100% RNG on-road transportation fuels, which can have a negative net emissions profile. We are also committed to doing our part to reduce our own emissions across our operations and supply chain.

Building the Workforce for the Future of Renewable Energy: At Clean Energy, we have a strong focus on employee and contractor safety and strive to be a zero-incident workplace for our service technicians and staff, as well as our customers using our facilities. Looking towards the future, we will continue to focus on employee recruitment, retention, and engagement, with a specific emphasis on diversity, equality, and inclusion in all areas of our company. We understand the importance of maintaining a diverse and inclusive workforce and supplier base that is reflective of the communities in which we operate. We acknowledge the lack of diversity in the energy sector and strive to be part of the solution. We are committed to building a diverse and inclusive leadership team and workforce.

Advancing Smart Policies that Drive the Transformation to Zero Carbon Fuels: Widespread change will be necessary across all industries to achieve our collective climate goals. We recognize that some physical climate impacts are unavoidable in the near-term and that the transition to a low carbon economy may bring new risks to our business. We also recognize that conventional natural gas extraction and processing causes environmental and social impacts that must be appropriately managed. By investing in the energy transition, our aim is to reduce our own risks and provide lasting benefits to society. To enable lasting change, our goal is to promote the adoption of performance-driven state and federal policies that accelerate the shift from diesel and other transportation fuels with high GHG emissions and negative air quality impacts to zero net carbon emission transportation fuels. We are also committed to contributing to quality-of-life improvement and economic development in the communities where we conduct business, many of which are disadvantaged communities that suffer from poor air quality due to the use of transportation fuels, including diesel, that have high GHG emissions and significantly negative air quality impacts.

Earn Stakeholder Trust: To realize our ambitious goals, we are building trusted partnerships with our stakeholders. We strive to act ethically and responsibly in all aspects of our business, seeking to meet expectations related to human rights, labor standards, air quality, water stewardship, operational energy efficiency, biodiversity and land use, disaster preparedness, business ethics, and other material topics.

Goals and Commitments

INFORMATION ABOUT EXECUTIVE OFFICERS

The names of our executive officers, their ages as of the date of this Proxy Statement, their current positions and offices with our Company and, for executive officers who are not also members of our Board, other information about their backgrounds are shown below. We have entered into employment agreements with each of our executive officers, which are described under “Compensation Discussion and Analysis—Employment Agreements” below, that establish, among other things, each executive officer’s term of office. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which such individual was or is selected as an officer of our Company.

Name	Age	Position(s) and Office(s)
Andrew J. Littlefair	60	President, Chief Executive Officer and Director
Robert M. Vreeland	60	Chief Financial Officer
Mitchell W. Pratt	61	Chief Operating Officer and Corporate Secretary
Barclay F. Corbus	54	Senior Vice President, Strategic Development

Robert M. Vreeland has served as our Chief Financial Officer since October 2014. From 2012 to 2014, Mr. Vreeland served as our Vice President, Finance and Accounting. Prior to joining the Company, Mr. Vreeland was a consultant at RV CPA Services, PLLC, a provider of certified public accounting services. From 1997 to 2009, Mr. Vreeland held various finance and accounting positions at Hypercom, an electronic payment and digital transactions service provider, including Interim Chief Financial Officer, Senior Vice President and Corporate Controller, Senior Vice President, Operations, and Vice President of Financial Planning and Analysis. Prior to joining Hypercom, Mr. Vreeland spent 12 years at Coopers & Lybrand, an accounting firm that later merged to become PricewaterhouseCoopers. Mr. Vreeland earned a B.S. from Northern Arizona University and is a certified public accountant.

Mitchell W. Pratt was appointed Chief Operating Officer in December 2010 and has served as our Corporate Secretary since December 2002. Prior to being appointed as Chief Operating Officer, Mr. Pratt served as our Senior Vice President, Engineering, Operations and Public Affairs, from January 2006 to December 2010. From August 2001 to December 2005, Mr. Pratt served as our Vice President, Business Development & Public Affairs. From 1983 to July 2001, Mr. Pratt held various positions in sales and marketing, operations and public affairs at Southern California Gas Company. Mr. Pratt earned a B.S. from the California State University at Northridge and an M.B.A. from the University of California, Irvine.

Barclay F. Corbus has served as our Senior Vice President, Strategic Development, since September 2007. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co, an investment bank that managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Overstock.com, a publicly traded company, and is a Trustee of the College of the Atlantic. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material features of the compensation awarded to, earned by, or paid to each person who served as our principal executive officer (Andrew J. Littlefair) or principal financial officer (Robert M. Vreeland) in 2020, and the only two other individuals who were serving as executive officers at the end of 2020 (Mitchell W. Pratt and Barclay F. Corbus). Messrs. Littlefair, Vreeland, Pratt and Corbus are collectively referred to as our “named executive officers.” This analysis also discusses our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices for administering such programs.

Business

We are North America’s leading provider of the cleanest fuel for the transportation market, based on the number of stations operated and the amount of GGEs of renewable natural gas (“RNG”) and conventional natural gas delivered. Through our sales of RNG, which is derived from biogenic methane produced by the breakdown of organic waste, we help thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas from 60% and to over 400% based on California Air Resources Board determinations, depending on the source of the RNG, while also reducing criteria pollutants such as Oxides of Nitrogen, or NOx. RNG is delivered as CNG and LNG. Our sales of RNG have increased dramatically, from 13.0 million GGEs in 2013 (the year we introduced our RNG to the vehicle fuel market) to 153.3 million GGEs in 2020. With the Company’s focus on RNG, our sales of RNG have grown from 12% of our vehicle fuel sales in 2013 to 74% of our vehicle fuel sales in 2020. We believe that during 2020 we provided 61% and 45% of the RNG used for transportation fuel in California and the United States, respectively. We are in a unique position because the valuable U.S. federal, state and local government credits generated by selling RNG as a vehicle fuel (collectively, “Environmental Credits”) are generated by the party that dispenses RNG into vehicle fuel tanks, and we believe we have access to more dispensers than any other market participant.

As a clean energy solutions provider, we supply RNG and conventional natural gas, in the form of CNG and LNG, for heavy and medium-duty vehicles; design and build, as well as operate and maintain, public and private fueling stations; sell and service compressors and other equipment used in RNG production and at fueling stations; transport and sell RNG and conventional natural gas via “virtual” natural gas pipelines and interconnects; sell Environmental Credits we generate; and obtain federal, state and local tax credits, grants and incentives.

We serve fleet vehicle operators in a variety of markets, including heavy-duty trucking, airports, refuse and public transit. We believe these fleet markets will continue to present a growth opportunity for our vehicle fuels for the foreseeable future. As of December 31, 2020, we serve over 1,000 fleet customers operating over 48,000 vehicles, and we own, operate, or supply 565 fueling stations in 39 states and the District of Columbia in the United States and five provinces in Canada.

Impact of COVID-19

The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption and has adversely affected and will likely continue to adversely affect our business. Our operations have been designated “essential critical infrastructure work” in the energy sector by the U.S. Department of Homeland Security, meaning that we have been able to continue operating to the fullest extent possible. While continuing our business operations, we are focused on protecting the health and wellbeing of our employees, customers, and the communities in which we operate. All our vehicle fueling stations have remained fully operational during the COVID-19 pandemic and continue to provide access to customers--many that are supplying essential services.

We have adopted and applied protocols and procedures in accordance with federal, state, and local government policies and mandates and Centers for Disease Control guidelines for our offices. Specifically, we have implemented enhanced cleaning and disinfecting protocols and procedures like temperature and COVID-19 screening questionnaires for the health and safety of our employees, customers, and the communities in which we operate. We have provided personal protective equipment (including masks and gloves) and hand sanitizer, we have modified office seating, we expect all our employees to maintain appropriate physical distancing, and we continue to restrict employee travel in accordance with the various state health orders.

We began to see the negative effects of COVID-19 on volumes delivered in mid-March 2020 and continued to see declines in volumes delivered through December 31, 2020, as compared to 2019. Our volumes bottomed in the second quarter of 2020 and improved through year-end albeit at a slower pace than expected, with volumes delivered for the fourth quarter of 2020 increasing 7% over the second quarter of 2020. While volumes delivered in December 2020 were 2% lower compared to December 2019, this decline was lower than the decline of 4% when comparing September 2020 to September 2019. The most significant negative effects of COVID-19 in relation to our volumes were experienced in the airports (fleet services) and public transit customer markets, which were down by between 15% and 31% during 2020 compared to 2019 due to federal, state and local government mandates to restrict normal daily activities, as well as travel bans, quarantines and “shelter-in-place” orders. The refuse and trucking markets grew in 2020 compared to 2019, due to strong demand.

Our volume of GGEs delivered for the year ended December 31, 2020 declined 5% compared to the prior year. It is possible that the prolonged effect of the COVID-19 pandemic could negatively affect our future volumes. Declines in volume have resulted and could continue to result in lower gross margin dollars year-over-year and likely a lower gross margin per GGE due to lower output on fixed operating costs and the effect of less revenue from Environmental Credits. Lower volumes have affected and may continue to affect our alternative fuels tax credit (“AFTC”) revenue as a portion of the decline in volume is from AFTC-eligible volumes. In 2020 we had lower operating expenses, which helped mitigate the lower gross profit margins from lower volumes.

Key 2020-2021 Pay Decisions

Key pay decisions for 2020 and 2021 to date include the following:

•	For 2020 the compensation committee maintained the base salaries for our named executive officers at their 2019 levels.

•	The compensation committee awarded cash incentives under our 2020 performance-based cash incentive plan to our named executive officers below each executive’s target incentive.

•	The compensation committee awarded additional special discretionary cash incentives to our named executive officers for performance in 2020.

•	In the first quarters of 2020 and 2021, the compensation committee granted RSUs and stock options to our named executive officers, in accordance with our regular grants of long-term incentives to employees.

•	For 2021 the compensation committee maintained Mr. Littlefair’s base salary at his 2020 level (it has been at the same level since 2015) and increased the base salaries of Messrs. Vreeland, Pratt and Corbus by 13%, 8% and 8%, respectively.

Compensation Program Objectives and Philosophy

Our compensation committee oversees the design and administration of our executive compensation program. The primary objectives of our executive officer compensation program are to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives, including the objectives set forth in our annual strategic plan, without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and comparable executives at certain peer companies.

To achieve these objectives, we maintain an executive compensation program that includes the following components: base salary, cash incentives, equity incentives, change in control and post-termination severance compensation and other benefits. The compensation committee developed our executive compensation program by drawing on its experience and judgment in establishing programs it believes are appropriately rewarding and responsible for a growth company in a developing industry. The compensation committee reviews and evaluates our executive compensation program, including its objectives and the forms of compensation used to achieve these objectives, on at least an annual basis, and adjusts the program as it deems appropriate and considers factors relevant in establishing appropriate levels and mix of compensation for our executives.

Process for Determining Executive Compensation

The compensation committee’s general practice is to establish the annual compensation mix and levels for each of our executives in the beginning of each fiscal year, typically in our first quarter in connection with annual performance reviews. Performing this process after the end of the prior year allows the compensation committee to incorporate into its analysis information on the Company’s and each individual’s performance during the prior year and to assess each executive’s overall contributions to the Company. The compensation committee then compiles this information to establish annual base compensation and performance-related targets and to adjust long-term incentives as appropriate.

Compensation Consultant

Our compensation committee has the authority to engage the services of compensation consultants or other experts or advisors as it deems appropriate in fulfilling its responsibilities. In 2012, the compensation committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist the committee in performing its responsibilities. The compensation committee has the sole authority to approve the terms of this engagement, and Semler Brossy reports solely to the compensation committee under this engagement. Before engaging Semler Brossy, the compensation committee determined that Semler Brossy was independent after taking into consideration the factors set forth in applicable Nasdaq and SEC rules.

Compensation Consultant’s 2017 Review

In the third quarter of 2016, the compensation committee instructed Semler Brossy to complete a full review of the Company’s executive and director compensation programs within the context of the competitive market, including comparing the Company’s executive and director compensation components and levels with a group of selected peer companies and general industry survey data regarding executive compensation practices at companies with a similar market capitalization as our Company at the time of the review. Although the compensation committee primarily utilized and relied upon the review and other information provided by Semler Brossy in connection with its 2017 compensation decisions, the compensation committee also referenced some of the information provided by Semler Brossy in making certain 2020 compensation decisions.

We expect that the compensation committee will engage Semler Brossy in 2021 to complete another review of the Company’s executive and director compensation programs.

Peer Group

Selecting a group of our peer companies is challenging for many reasons, including principally our belief that we are the only publicly traded company whose primary line of business is to sell RNG, CNG and LNG for use as a vehicle fuel. In selecting our peer companies for compensation purposes, our compensation committee generally sought to identify companies that are similar to us across a number of metrics and that, in the compensation committee’s view, compete with us for talent. As a result, with the assistance of Semler Brossy and with input from management, our compensation committee developed a group of peer companies in the third quarter of 2016 consisting of stand-alone, publicly traded companies that were of a similar size as us, based on revenue and market capitalization at the time the peer group was developed; have complex structures; and operate in our industry or in another heavily regulated energy or non-mature industry. In 2017, the compensation committee selected the following companies as our peer companies for compensation purposes, which we refer to collectively as the “Peer Group,” and the Peer Group has been modified since 2017 to remove companies that are no longer subject to the requirements of the Exchange Act and to reflect changes to names because of business combinations or acquisitions.

Aemetis, Inc.	Enphase Energy, Inc.	Par Pacific Holdings, Inc.
AeroVironment, Inc.	EXCO Resources, Inc.	Plug Power, Inc.
Broadwind Energy, Inc.	FuelCell Energy, Inc.	Power Solutions International, Inc.
Callon Petroleum Co.	Green Plains, Inc.	Renewable Energy Group, Inc.
Chart Industries, Inc.	Halcon Resources Corp.	High Point Resources
Cheniere Energy, Inc.	Northern Oil & Gas, Inc.	Talos Energy
Covanta Holding Corp.	Alto Ingredients	W&T Offshore, Inc.
Westport Fuel Systems, Inc.

For compensation decisions in 2020 and 2021 to date, the compensation committee did not tie named executive officer compensation (either specific elements of compensation or total compensation levels) to any predetermined benchmark but did continue to use the Peer Group data as one of many reference points when setting executive officer compensation levels through the exercise of its business judgment.

The compensation committee believes benchmarking may not always be the most appropriate tool for setting compensation due to aspects of our business, objectives, and the way we’ve structured executive roles that may be unique to us. As a result, the compensation committee retains discretion to vary executive compensation components and levels from targeted market reference points by any degree and at any time.

Review of Stockholder Say-on-Pay Votes

Consistent with the preference of our stockholders, which was expressed at our annual meeting of stockholders held in May 2018, our stockholders can cast an advisory vote on executive compensation, or a “say-on-pay” vote, once every year, and the next such vote will occur at the Annual Meeting. At the Company’s annual meeting of stockholders held in 2020, our executive compensation received a favorable advisory vote from approximately 95.09% of the votes cast on the proposal at the meeting (which excludes abstentions and broker non-votes).

We believe the high degree of support on our 2020 say-on-pay proposal demonstrates that stockholders support our executive compensation program design.

We expect to actively engage with our stockholders to discuss various compensation and governance matters and consider their feedback in determining named executive officer compensation. The compensation committee will also continue to consider the outcome of the Company’s say-on-pay votes, as well as this direct stockholder input, when making future compensation decisions for our named executive officers and in respect of our compensation program generally.

Components of Compensation

Our named executive officers’ compensation consists of the following components:

•	Base salary;

•	Performance-based and discretionary cash incentives;

•	Equity incentives;

•	Change in control and post-termination severance compensation; and

•	Other benefits that are generally available to all of our salaried employees.

The following charts show the mix of components of compensation for our named executive officers for 2020:

The compensation committee views the various components of compensation as distinct methods of achieving the various objectives of our compensation program and, as a result, it generally does not believe significant compensation derived from one component should negate or reduce compensation from other components. The compensation committee does, however, review and evaluate each executive’s total compensation, and it may make decisions regarding levels of certain compensation components based on this evaluation of overall compensation, including, for instance, determinations regarding target levels under our performance-based cash incentive plan or determinations regarding discretionary cash incentives. The compensation committee also strives to provide an appropriate mix of long-term and short-term, cash and non-cash, and different forms of non-cash compensation; however, the compensation committee has not adopted formal plans or programs that allocate total compensation among these various characteristics.

In determining the mix and level of compensation components for our named executive officers, Mr. Littlefair typically makes recommendations to our compensation committee regarding appropriate pay. After reviewing Mr. Littlefair’s recommendations, our compensation committee makes the final determination regarding compensation mix and levels for each of our named executive officers. Although Mr. Littlefair submits recommendations to the compensation committee regarding his own proposed compensation, which the committee may take under advisement in its discretion, Mr. Littlefair does not participate in the compensation committee’s deliberations regarding his own compensation.

Mr. Littlefair’s recommendations, and the compensation committee’s decisions, regarding the mix and level of compensation components for each of our named executive officers are based on a number of factors, including, among others, the individual’s performance and contribution to our strategic plan and other business objectives; the Company’s overall performance, in light of business and industry conditions; general industry trends and market reference points; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; retention risk for the individual; principles of pay equity and relative pay (we generally believe that executives with comparable experience, levels of responsibility and performance deserve comparable compensation, and that more experienced executives with a greater degree of responsibility and higher performance levels deserve higher levels of compensation on a relative basis); the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience.

Base Salary

We provide base salaries to recognize the experience, skills, knowledge, and responsibilities of our named executive officers; reward individual performance and contribution to our overall business goals; and retain our executives. The compensation committee reviews base salaries annually and relies on its judgment and discretion in determining the amount of each named executive officer’s base salary. Proposed base salaries are prepared by Mr. Littlefair and recommended to the compensation committee for its consideration and approval.

The compensation committee determined to maintain 2020 base salaries for our named executive officers at their 2019 levels. In making this conclusion the compensation committee considered Mr. Littlefair’s recommendations; the Company’s performance, in light of business and industry conditions; the compensation committee’s assessment of each executive’s performance, experience, responsibilities, work demands and tenure, as well as the retention risk associated with each executive; and the Company’s key objectives of conserving cash resources and limiting selling, general and administrative expenses.

For 2021, the compensation committee determined to maintain Mr. Littlefair’s base salary at his 2020 level (it has been at the same level since 2015) and to increase the base salaries of Messrs. Vreeland, Pratt and Corbus by 13%, 8% and 8%, respectively. Messrs. Pratt’s and Corbus’ base salaries had not increased since 2014 and Mr. Vreeland’s base salary was increased to better align his compensation with his responsibilities and the base salaries of our other senior executives.

Base salaries for our named executive officers in 2019, 2020 and 2021 are as follows:

	2019 Base	2020 Base	2021 Base
	Salary	Salary	Salary
Named Executive Officer	($)	($)	($)
Andrew J. Littlefair	700,812	700,812	700,812
Robert M. Vreeland	400,000	400,000	450,000
Mitchell W. Pratt	481,268	481,268	519,769
Barclay F. Corbus	443,415	443,415	478,888

Cash Incentives

2020 Performance-Based Cash Incentive Plan and Discretionary Incentive

Our compensation committee believes cash incentives are important to focus our management on, and reward our executives for, achieving Company financial and strategic objectives on an annual basis, as well as to deliver adequate retention value when combined with our other incentive programs, which may be denominated in equity and/or designed to incentivize performance over a longer term than annually. The compensation committee has the discretion to determine performance criteria, consider factors and developments it deems relevant and award overall cash incentives in the amounts it deems appropriate.

Each year our compensation committee approves a performance-based cash incentive plan and pays incentives after reviewing our performance with respect to the criteria set forth in the plan. Further, our compensation committee may, in its discretion, award additional special discretionary cash incentives for extraordinary efforts or performance by our named executive officers that the compensation committee believes are not otherwise covered by the performance criteria in our performance-based cash incentive plan. Prior to 2020, no discretionary incentive awards had been made since 2011.

As further detailed in the table below, the compensation committee awarded Mr. Littlefair an incentive under our performance-based plan equal to 65.0% of his target (or “middle”) incentive and awarded the other named executive officers an incentive under our performance-based plan equal to 71.4% of their target (or “middle”) incentives for 2020, which was substantially below each named executive officer’s target incentive.

	Percent of
	Target	Total
Name	Incentive Paid	Payout
Andrew J. Littlefair	65.0%	$506,142
Robert M. Vreeland	71.4%	$200,000
Mitchell W. Pratt	71.4%	$240,634
Barclay F. Corbus	71.4%	$221,708

In addition, our compensation committee, in its discretion, awarded additional discretionary cash incentives to our named executive officers in the amounts set forth in the table below. Such incentives were paid for the significant strategic achievements detailed in this Compensation Discussion and Analysis which the committee determined reflected management’s efforts in leading the Company through 2020 and, more importantly, effectively positioning the Company for the future. The compensation committee had not awarded discretionary cash incentives since 2011.

Discretionary
Named Executive Officer	Incentive
Andrew J. Littlefair	$253,071
Robert M. Vreeland	$100,000
Mitchell W. Pratt	$120,317
Barclay F. Corbus	$110,854

2020 Performance-Based Cash Incentive Plan

In the first half of 2020, the compensation committee approved a performance-based cash incentive plan that included base, middle and maximum performance targets, as well as “stress” and “COVID” targets that attempted to consider the anticipated negative effects from the COVID-19 pandemic.

For 2020, the total potential cash incentive award under our performance-based cash incentive plan for each of our named executive officers was based on the following (the financial performance criteria are prepared by our Chief Financial Officer based on our annual budget, as amended, and the strategic initiatives are developed by our Chief Executive Officer):

•	33% was based on our adjusted EBITDA, which is a non-GAAP financial measure described below;

•	25% was based on the volume of GGEs of RNG, CNG and LNG we delivered;

•	22% was based on the achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and

•	20% was based on our volume margin, as defined below.

Performance Criteria. For 2020, we defined the volume of GGEs of RNG, CNG and LNG we delivered as (1) the volume of GGEs we sell to our customers as fuel, plus (2) the volume of GGEs dispensed at facilities we do not own but where we provide operation and maintenance services on a per-gallon or fixed fee basis, plus (3) our proportionate share of the GGEs sold as CNG by our joint venture Mansfield Clean Energy Partners, LLC.

For 2020, we defined volume margin as gross profit margin from the volumes of RNG, CNG and LNG we delivered, excluding gross profit margin from certain royalties and from our sales of credits we generate under federal and state programs by selling RNG and conventional RNG, CNG and LNG as a vehicle fuel, divided by the volumes of RNG, CNG and LNG we delivered (where “gross profit margin” is our volume-related revenue less our volume-related cost of sales).

For 2020, we defined adjusted EBITDA as net income (loss) attributable to Clean Energy, plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. See page 56 of this Proxy Statement for the calculation of our 2020 adjusted EBITDA.

For 2020, our strategic initiatives included making significant progress with the Zero Now program; launching a Zero Now program for medium duty trucks; creating a strategic alliance with Chevron to drive truck adoption; delivering 164 million GGEs of RNG; contracting for at least ten million incremental gallons of supply of low CI RNG; and securing reauthorization of AFTC.

The COVID, stress, base, middle and maximum targets for the performance criteria under the incentive plan approved by our compensation committee for 2020, as well as our actual performance for these criteria, are set forth in the following table:

Performance Criteria	Weighting	COVID Target	Stress Target	Base Target	Middle Target	Maximum Target	Actual Performance
Adjusted EBITDA(1)	33%	$45.2	$51.5	$56.0	$60.0	$63.3	$45.1
Volume (in GGEs)(1)	25%	402.4	420.0	428.0	440.0	450.0	382.5
Volume Margin(1)	20%	$60.5	$64.6	$70.6	$72.8	$74.8	$47.9
Strategic Initiatives	22%	—	—	—	—	—	—

  (1)    Target and actual performance amounts shown in millions.

Payouts. The compensation committee met in December 2020, January 2021, and February 2021 to review our 2020 actual performance versus the performance criteria and strategic initiative targets described above and to determine what payouts, if any, would be made under the 2020 performance-based cash incentive plan. When evaluating our 2020 performance, the compensation committee considered the fact that the impact of the COVID-19 pandemic on the financial performance metrics used under the cash incentive plan was more severe than it anticipated when the targets were established. The compensation committee determined:

•	Our company achieved 99.8% of the COVID Target for adjusted EBITDA. Based on this performance and after taking account an adjustment for the unanticipated COVID-19 impacts, the compensation committee determined to provide a payout equal to the middle target amount for the compensation-based adjusted EBITDA criterion.

•	With respect to the volume performance criterion, the compensation committee considered, among other things, the 31.2 million GGEs of incremental fuel volumes added in 2020, including from high profile new customers such as Amazon and NY MTA, and achieving 95% of the COVID Target, and determined that based on this performance it was appropriate to provide a payout equal to 100% of the base target amount for the volume performance criterion.

•	It was appropriate to provide no payout for the volume margin performance criterion. The shortfall in higher margin volumes caused by COVID-19 proved too steep to overcome, and the compensation committee determined that even after adjusting for the unanticipated COVID-19 impacts, no payout for this performance metric was warranted. We were, however, able to reduce SG&A spending to help overcome the negative effect on our gross profit margin from the lower volume margin per GGE.

•	50% of the strategic initiatives were achieved, which was consistent with target level performance, and therefore it was appropriate to provide a payout equal to the middle target amount for the strategic initiatives performance criterion.

2020 Discretionary Cash Incentives

The compensation committee regarded 2020 as a pivotal year for the Company with substantial achievements in strategic positioning—achievements that went well beyond the adjusted EBITDA and volume (GGEs and margin) goals of the annual incentive plan and even further beyond the specific strategic initiatives that were established as targets for the annual incentive plan. The compensation committee considered the more than tripling of the Company’s market value and share price during 2020 as a reflection of the pivotal actions taken, including our initiation of partnerships with Total, Chevron and bp. As a result, the compensation committee determined to pay discretionary cash incentives, giving significant weight to the following:

•	Management successfully positioned the Company as a leading renewable energy company focused on the procurement and distribution of RNG and conventional natural gas, in the form of CNG and LNG, for the United States and Canadian transportation markets. The committee believes this positioning contributed in large part to the significant stock price increase we experienced in 2020 (from a 52-week low of $1.05 in March 2020 to multi-year high prices in December 2020 and a closing price of $7.86 on December 31, 2020), which continued through February 23, 2021, the date the compensation committee awarded 2020 cash incentive compensation.

•	The Company’s significant efforts, led by our management, in developing, owning, and operating dairy and other livestock waste RNG projects and supplying RNG (procured from our own projects or from third parties) to our customers in the heavy- and medium-duty commercial transportation sector.

•	Management effectively highlighted the Company’s unique position in the marketplace: the valuable Environmental Credits associated with RNG are generated by the party that dispenses RNG into vehicle fuel tanks and we believe we now have access to more dispensers than any other market participant.

•	Through management’s efforts, feedstock owners and project developers value our long operating history, strong reputation in the industry and unmatched access to fueling infrastructure and vehicle operators for certainty of Environmental Credit generation.

•	We increased our RNG supply sources to over 30. We believe that we have one of the largest and most diverse supply portfolios in the RNG industry, which allows us to provide certainty of RNG supply to our vehicle operator customers.

•	The Company partnered with Chevron on Adopt-a-Port, an initiative that provides truck operators serving the ports of Los Angeles and Long Beach with RNG to reduce emissions. For its part, Chevron provides funding for Adopt-a-Port and supplies RNG to Clean Energy stations near the ports. Chevron’s funding allows truck operators to subsidize the cost of buying new RNG-powered trucks. We manage the program, including offering fueling services for qualified truck operators. Truck operators participating in the program, which supports the ports’ Clean Trucks Program and Clean Air Action Plan, fuel at our stations supplied with Chevron RNG. Importantly, Adopt-a-Port provides a meaningful air quality improvement for the adversely-impacted communities around the port – such communities typically have the worst air quality in the nation. As of December 31, 2020, customers had ordered 141 trucks under Adopt-a-Port, and we expect at least 310 additional trucks to be ordered in 2021.

•	We struck partnerships with Total and bp giving us access to at least $345 million of capital to develop and own dairy and other livestock waste RNG production projects and build new stations for key customers that agree to fuel volume purchase requirements.

•	The size and scope of our refuse business increased.

•	Management effectively managed our cash and investments to enable us to repay the remaining $50.0 million of 7.5% Notes in full and having $138.5 million of cash and short-term investments at the end of 2020.

•	We successfully refinanced a significant amount of NG Advantage’s debt, which we expect will save $8.2 million in debt service costs over the next three years.

Further, demand for executives with experience in alternative vehicle fuels has become acute, and the compensation committee felt it was important to ensure that we retain our executive management team.

2021 Performance-Based Cash Incentive Plan

In February 2021, the compensation committee approved our 2021 performance-based cash incentive plan. The plan has substantially the same design as our 2020 performance-based cash incentive plan, including the discretion afforded to our compensation committee in determining performance criteria, performance targets and actual payouts, provided that such plan does not have any “stress” or “COVID” targets as the compensation committee determined that it was better able to predict the impact of the COVID-19 pandemic on our 2021 results. Among other things, the 2021 plan provides that the total potential incentive award for each of our named executive officers under the plan will be based on the following:

•	33% will be based on our adjusted EBITDA, defined in the same manner as was used for the 2020 plan;

•	25% will be based on the volume of GGEs of RNG, CNG and LNG we deliver, defined in substantially the same manner as was used for the 2020 plan;

•	22% will be based on the achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and

•	20% will be based on our volume margin, defined in substantially the same manner as was used for the 2020 plan.

Equity Incentives

We believe motivation of long-term performance is achieved through an ownership culture that encourages performance by our named executive officers using stock-based awards. Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives designed to align these employees’ interests with the interests of our stockholders. In general, the compensation committee develops its equity award determinations based on its judgments as to whether the equity awards provided to our named executive officers are sufficient to further our ownership culture, appropriately align the interests of our named executive officers with those of our stockholders and retain, motivate, and adequately reward our executives on a long-term basis.

We have historically granted our named executive officers the following three types of equity awards under our equity incentive plans: stock options, RSUs and price-vested units (“Price-Vested Units” or “PVUs”). In addition, in February 2019, our compensation committee awarded a new type of equity award to our named executive officers, which we refer to as volume-vested options (“Volume-Vested Options” or “VVOs”). Each of these types of equity awards is described below.

Stock Options:

•      Afford the recipient the option to purchase shares of our common stock at a stated price per share.

•      All stock option awards granted under our equity incentive plans include an exercise price equal to the closing price of our common stock on the applicable grant date, and the grant date is always on or after the date of compensation committee approval.

•      Stock option awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

RSUs:

•      Full-value awards that represent the contingent right to receive shares of our common stock upon achievement of stated vesting criteria.

•      RSU awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

PVUs:

•      A form of RSU in which the shares subject to the award are earned if and when certain stock price hurdles (“Stock Price Hurdles”) are achieved.

•      The shares subject to the PVUs are only earned, or “vest,” if the closing price of our common stock equals or exceeds, for 20 consecutive days during the third or fourth year following grant, 135% of the price of our common stock on the grant date.

VVOs:

•      A form of performance-based stock option in which the shares subject to the award are earned if and when certain volume delivery hurdles (“Volume Hurdles”) are achieved.

•      The shares subject to the VVOs are earned, or “vest,” at a rate of 34% on the one-year anniversary of the date of grant and 33% on the second and third anniversaries of the date of grant if, as of each such date, (1) the volume of GGEs of RNG, CNG and LNG delivered by us in our most recently completed fiscal year, defined as described under “Cash Incentives—2020 Performance-Based Cash Incentive Plan—Performance Criteria,” has increased by 10% or more relative to the volume of GGEs of RNG, CNG and LNG delivered by us in the fiscal year immediately preceding our most recently completed fiscal year, and (2) the named executive officer continues to be in service for our Company at such date.

2020 Annual Equity Awards

In February 2020, the compensation committee awarded RSUs and stock options to our named executive officers in the amounts set forth in the table below. The compensation committee granted stock option and RSU awards with time-based vesting in order to provide greater certainty of vesting and value while still incentivizing long-term performance over time, after taking into account the status of our named executive officers’ then-outstanding equity awards, volatility in our stock price due to general market and industry conditions, the greater value of RSUs to executives due to their full-value nature, and the need for stock price appreciation to provide any value with stock option awards. For 2020, the mix of RSUs and stock options was determined based on the factors described above, with a target proportion of 40% of the total shares subject to each executive’s equity awards being in the form of RSUs and 60% of the total shares subject to each executive’s equity awards being in the form of stock options.

These RSUs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement, and vest according to the typical three-year vesting schedule described above. These stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.56 per share, and vest according to the typical three-year vesting schedule described above.

	Number of	Number of
Named Executive Officer	RSUs	Stock Options
Andrew J. Littlefair	61,200	91,800
Robert M. Vreeland	34,200	51,300
Mitchell W. Pratt	34,200	51,300
Barclay F. Corbus	34,200	51,300

2021 Annual Equity Awards

In January 2021, the compensation committee awarded RSUs and stock options to our named executive officers in the amounts set forth in the table below. These awards were granted as annual equity awards under our equity award guidelines for our named executive officers.

These RSUs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement, and vest according to the typical three-year vesting schedule described above. These stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $10.18 per share, and vest according to the typical three-year vesting schedule described above.

	Number of	Number of
Named Executive Officer	RSUs	Stock Options
Andrew J. Littlefair	122,400	183,600
Robert M. Vreeland	68,400	102,600
Mitchell W. Pratt	68,400	102,600
Barclay F. Corbus	68,400	102,600

Change in Control and Post-Termination Severance Compensation

Our employment agreements with our named executive officers, described under “Employment Agreements” below, provide them certain benefits if their employment is terminated, including a termination following a change in control but excluding a termination by the Company for cause or a voluntary termination by the named executive officer without good reason and not following a change in control. The compensation committee believes these benefits are important tools for retaining the services of our named executive officers and helping to align the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

All equity awards granted to our named executive officers after November 2014, including the RSUs and stock options awarded to our named executive officers in 2020 and 2021 to date, are subject to double-trigger vesting upon a change in control. The compensation committee previously determined to modify the standard vesting provisions of our named executive officers’ equity awards from “single-trigger” to “double-trigger” vesting in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices but still provides appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our Company and our stockholders. Further, we do not provide any excise tax “gross-up” payments to our executives in connection with a change in control.

Other Benefits

We appreciate the tremendous value and contributions of our employees, and we believe providing a competitive employee benefits program is one of our most important investments. As a result, we offer an employee benefits program with a wide range of plans designed to promote the health and personal welfare of all employees, including our named executive officers. Participation in these plans is generally available to all of our employees on the same basis. The Company provides minimal perquisites to executives which are noted in the description of “All Other Compensation” disclosed in the Summary Compensation Table on page 47.

Employment Agreements

We entered into employment agreements with each of our named executive officers on December 31, 2015. These employment agreements have the following key terms:

•	Each employment agreement has an initial term of three years ending on December 31, 2018, and automatic renewal thereafter for additional one-year periods (unless either party provides notice of non-renewal).

•	Each named executive officer is entitled to receive an annual base salary of no less than his base salary in 2015, which was the same as each named executive officer’s base salary for 2020, except that (1) Mr. Littlefair’s 2020 base salary was lower because of his voluntary election to reduce his salary by 10% in February 2015, and (2) Mr. Vreeland’s 2020 base salary was higher as a result of a salary increase from 2018 to 2019.

•	Each named executive officer is eligible to receive an annual cash incentive of up to a specified percentage of his then-current annual base salary under the terms of our performance-based cash incentive plan in effect for the applicable year. Mr. Littlefair is eligible to receive 70%, 100% or 150% of $778,680 for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Mr. Littlefair’s target incentive amount; each of Messrs. Vreeland, Pratt, and Corbus is eligible to receive 50%, 70% or 100% of his respective base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Messrs. Vreeland’s Pratt’s, and Corbus’ target incentive amount.

•	Each named executive officer would be entitled to receive certain severance compensation and benefits under certain circumstances upon a termination of the named executive officer’s employment with us. The details of this severance are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The employment agreements condition severance payments on a so-called “double-trigger” upon a change in control. The employment agreements also do not include any “gross-up” provision for any excise taxes that may be triggered in connection with a change in control under Sections 280G and 4999 of the Code, and instead include a “best-net” cutback provision under which benefits are reduced to avoid triggering any such excise taxes unless the after-tax benefit is greater to the named executive officer without the cutback. The compensation committee determined that these terms are appropriate because they better align our severance and change of control payment practices with current market expectations and the interests of our named executive officers with those of our stockholders, while still providing a level of benefits the compensation committee believes is fair and reasonable and maintaining the retention value of these benefits.

Other Compensation Policies

Executive Stock Ownership Guidelines

We believe it is important to encourage our named executive officers to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our named executive officers. These guidelines provide that our Chief Executive Officer is required to own shares of our common stock valued at three times his annual base salary or more, and each of our Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer, Senior Vice President, Strategic Development, and Senior Vice President, Sales, in each case if any person is appointed in such position, is required to own shares of our common stock valued at one times his annual base salary or more. Such level of ownership must be attained by the later of December 14, 2019 and five years after the date of an executive officer’s initial appointment as such. Stock options are not counted toward satisfaction of these stock ownership requirements. Executives who attain the applicable stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. Each of our named executive officers had satisfied these stock ownership guidelines as of the record date for the Annual Meeting.

Hedging and Pledging of Company Securities

Our policies do not permit any of our executive officers or directors to “hedge” ownership of our securities by engaging in short sales or trading in put options, call options or other derivatives involving our securities. This means that our employees and directors may not purchase financial instruments or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Further, our policies do not permit an executive officer or director to hold our securities in a margin account or pledge our securities as collateral for a loan unless the executive officer or director demonstrates to our satisfaction financial capacity to substitute other assets for Company securities in the event of a failure to meet a margin call or a default on the loan.

As of the date of this Proxy Statement, none of our directors or executive officers has pledged any of the shares of our common stock he or she owns.

Clawback Policy

The compensation committee has adopted a formal clawback policy regarding recoupment, or a “clawback,” of cash compensation in certain circumstances. The purpose of this clawback policy is to help ensure that executives act in the best interests of the Company and our stockholders. The clawback policy requires certain of our officers, including our named executive officers, to repay or return any cash incentive or other incentive cash compensation awarded to or received by such officer(s) in the event we issue a restatement of our financial statements due to material noncompliance with any financial reporting requirements and the restatement was caused by such officer’s fraud, intentional misconduct or gross negligence. In each case, the officer(s) would be required to repay or return the incentive cash compensation awarded to or received by the officer during the 12-month period following the filing of the erroneous financial statement at issue. Pursuant to the clawback policy, in the event of any restatement of our financial statements, the compensation committee would consider a number of factors and exercise its business judgment in determining appropriate amounts, if any, to recoup. Further, the compensation committee retains the discretion to adjust or recover awards or payments if the relevant performance measures on which they are based are restated or are otherwise adjusted in a manner that would reduce the size of the award or payment. The clawback policy applies to cash compensation awarded to our officers from and after the date of its adoption.

Tax and Accounting Effects

In designing our compensation programs, the compensation committee considers the financial impact and tax and accounting effects that each element of compensation will or may have on the Company and our executives. One such area the compensation committee considers is the tax deductibility of each component of executive compensation. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) generally prohibited us from taking a tax deduction in any tax year for compensation paid to certain executive officers that exceeded $1,000,000, unless the compensation was payable only upon the achievement of pre-established, objective performance goals under a plan approved by our stockholders. As a result, we believe certain stock option, RSU and PVU awards we granted to our named executive officers before the impact of the TCJA have qualified as performance-based compensation under Section 162(m), although there is no guarantee that such equity awards, or any other performance-based compensation paid to our named executive officers, qualify as such. Under the TCJA, the exception for performance-based compensation under Section 162(m) has been repealed, so that the $1,000,000 limit on tax deductions in a tax year generally applies to anyone serving as our chief executive officer or our chief financial officer at any time during a taxable year as well as our top three other highest-compensated executive officers serving at fiscal year-end. These changes generally apply beginning in 2018, but generally do not apply to compensation provided pursuant to a binding written contract in effect on November 2, 2017 that is not modified in any material respect after that date. The compensation committee will continue to monitor developments under the TCJA, and will continue to consider steps that might be in our best interests to comply with Section 162(m), including after the impact from the TCJA. It is the compensation committee’s present intention to seek to structure executive compensation so that it will be deductible to the maximum extent permitted by applicable law, which means administering performance-based equity awards that were granted in 2017 or earlier in accordance with Section 162(m), as amended by the TCJA, in order to preserve their tax deductibility to the greatest extent possible; however, the compensation committee reserves the discretion to make any executive compensation decisions that it considers to be in the best interests of our Company and our stockholders, including to award compensation that may not be deductible or to amend existing compensation arrangements in a manner that could limit their deductibility.

COMPENSATION COMMITTEE REPORT

We, the compensation committee of the Board of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management of the Company, and based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Lizabeth A. Ardisana, Chairman Kenneth M. Socha Parker A. Weil

This compensation committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This compensation committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to each of our named executive officers for 2018, 2019 and 2020:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(1)	($)(1)	($)(2)	($)(3)	($)
Andrew J. Littlefair	2020	700,812	253,071	156,672	139,536	506,142	70,120	1,826,353
President and Chief Executive Officer	2019	700,812	—	—	308,160	569,410	66,611	1,644,993
	2018	700,812	—	292,838	188,100	713,271	66,361	1,961,382
Robert M. Vreeland	2020	400,000	100,000	87,552	77,976	200,000	13,000	878,528
Chief Financial Officer	2019	396,192	—	—	161,280	200,600	12,500	770,572
	2018	378,000	—	162,688	83,600	234,738	12,250	871,276
Mitchell W. Pratt	2020	481,268	120,317	87,552	77,976	240,634	13,000	1,020,747
Chief Operating Officer and Corporate Secretary	2019	481,268	—	—	161,280	241,356	12,500	896,404
	2018	481,268	—	162,688	83,600	298,867	12,250	1,038,673
Barclay F. Corbus	2020	443,415	110,854	87,552	77,976	221,708	13,000	954,505
Senior Vice President, Strategic Development	2019	443,415	—	—	161,280	222,373	12,500	839,568
	2018	443,415	—	162,688	83,600	275,361	12,250	977,314

(1)   The amounts shown in this column represent the grant date fair value of awards granted in each of the periods calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC 718”). For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see note 13 to the consolidated financial statements included in the Annual Report. The grant date fair value of the VVO awards granted in 2019 under FASB ASC 718 is the same at the maximum and probable performance levels.

(2)   The amounts shown in the Non-Equity Incentive Plan Compensation column represent the cash incentives paid under our performance-based cash incentive plan while the amounts shown in the Bonus column represent discretionary cash incentives paid for 2020 performance, each as described under “Compensation Discussion and Analysis—Components of Compensation—Cash Incentives” above.

(3)   The amounts shown in this column represent, (a) for all named executive officers, the Company’s matching contributions under its savings plan qualified under Section 401(k) of the Code, and (b) for Mr. Littlefair in 2020, $43,485 and $13,635 paid by the Company for life insurance premium and vehicle lease payments, respectively.

Grants of Plan-Based Awards

The following table summarizes all plan-based awards granted to each of the named executive officers in 2020:

					All Other	All Other
					Stock	Option	Exercise	Grant
					Awards:	Awards:	or	Date Fair
		Estimated Future Payouts			Number of	Number of	Base	Value of
		Under Non-Equity Incentive			Shares of	Securities	Price of	Stock and
		Plan Awards(1)			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Units (2)	Options(3)	Awards	Awards(4)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Andrew J. Littlefair	—	545,076	778,680	1,168,020	—	—	—	—
	02/25/2020	—	—	—	61,200	—	—	156,672
	02/25/2020	—	—	—	—	91,800	2.56	139,536
Robert M. Vreeland	—	200,000	280,000	400,000	—	—	—	—
	02/25/2020	—	—	—	34,200	—	—	87,552
	02/25/2020	—	—	—	—	51,300	2.56	77,976
Mitchell W. Pratt	—	240,634	336,888	481,268	—	—	—	—
	02/25/2020	—	—	—	34,200	—	—	87,552
	02/25/2020	—	—	—	—	51,300	2.56	77,976
Barclay F. Corbus	—	221,708	310,391	443,415	—	—	—	—
	02/25/2020	—	—	—	34,200	—	—	87,552
	02/25/2020	—	—	—	—	51,300	2.56	77,976

(1)   The amounts shown in these columns represent the possible payouts under the 2020 performance-based cash incentive plan based on achievement levels for certain specified Company performance criteria. The actual amounts paid pursuant to the 2020 performance-based cash incentive plan are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2020 performance-based cash incentive plan is described under “Compensation Discussion and Analysis—Components of Compensation—Cash Incentives—2020 Performance-Based Cash Incentive Plan” above.

(2)   The amounts shown in this column represent shares subject to RSU awards granted on February 25, 2020 pursuant to our 2016 Plan. Each RSU award vests as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date.

(3)   The amounts shown in this column represent shares subject to option awards granted on February 25, 2020 pursuant to our 2016 Plan and have a vesting schedule as follows: 34% of the total shares subject to the stock option award vest on the first anniversary of the date of grant, and 33% vest on each anniversary thereafter until the award is fully vested.

(4)   The amounts shown in this column represent the grant date fair value of awards granted in 2020 calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see note 13 to the consolidated financial statements included in the Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding equity awards held by our named executive officers at December 31, 2020:

	Option Awards(1)						Stock Awards(1)
				Equity
				Incentive
				Plan awards:						Market
	Number of	Number of		Number of				Number of		Value of
	Securities	Securities		Securities				Shares or		Shares or
	Underlying	Underlying		Underlying				Units of		Units of
	Unexercised	Unexercised		Unexercised		Option		Stock That		Stock That
	Options—	Options—		Unearned		Exercise	Option	Have Not		Have Not
	Exercisable	Unexercisable		Options		Price	Expiration	Vested		Vested
Name	(#)	(#)		(#)		($)	Date	(#)		($)
Andrew J. Littlefair	100,000	—		—		14.22	1/3/2021	—		—
	150,000	—		—		13.09	12/12/2022	—		—
	75,000	—		—		6.01	2/27/2025	—		—
	96,000	—		—		5.02	11/16/2025	—		—
	24,000	—		—		3.63	1/5/2026	—		—
	260,000	—		—		2.83	1/13/2027	—		—
	143,213	70,537	(2)	—		1.37	3/2/2028	—		—
	—	—		—		—	—	70,537	(3)	554,421	(8)
	57,299	111,226	(4)	—		2.19	2/25/2029	—		—
	24,557	—		23,834	(5)	2.19	2/25/2029	—		—
	—	91,800	(6)	—		2.56	2/25/2030	—		—
	—	—		—		—	—	61,200	(7)	481,032	(8)
Robert M. Vreeland	75,000	—		—		6.51	11/4/2024	—		—
	25,000	—		—		8.66	5/12/2025	—		—
	48,000	—		—		5.02	11/16/2025	—		—
	12,000	—		—		3.63	1/5/2026	—		—
	109,091			—		2.83	1/13/2027	—		—
	63,650	31,350	(2)	—		1.37	3/2/2028	—		—
	—	—		—		—	—	39,187	(3)	308,010	(8)
	29,988	58,212	(4)	—		2.19	2/25/2029	—		—
	12,852	—		12,474	(5)	2.19	2/25/2029	—		—
	—	51,300	(6)	—		2.56	2/25/2030	—		—
	—	—		—		—	—	34,200	(7)	268,812	(8)
Mitchell W. Pratt	50,000	—		—		14.22	1/3/2021	—		—
	75,000	—		—		13.09	12/12/2022	—		—
	60,000	—		—		6.01	2/27/2025	—		—
	70,400	—		—		5.02	11/16/2025	—		—
	17,600	—		—		3.63	1/5/2026	—		—
	90,909			—		2.83	1/13/2027	—		—
	63,650	31,350	(2)	—		1.37	3/2/2028	—		—
	—	—		—		—	—	39,187	(3)	308,010	(8)
	29,988	58,212	(4)	—		2.19	2/25/2029	—		—
	12,852	—		12,474	(5)	2.19	2/25/2029	—		—
	—	51,300	(6)	—		2.56	2/25/2030	—		—
	—	—		—		—	—	34,200	(7)	268,812	(8)
Barclay F. Corbus	50,000	—		—		14.22	1/3/2021	—		—
	75,000	—		—		13.09	12/12/2022	—		—
	50,000	—		—		6.01	2/27/2025	—		—
	80,000	—		—		5.02	11/16/2025	—		—
	20,000	—		—		3.63	1/5/2026	—		—
	75,936	—		—		2.83	1/13/2027	—		—
	63,650	31,350	(2)	—		1.37	3/2/2028	—		—
	—	—		—		—	—	39,187	(3)	308,010	(8)
	29,988	58,212	(4)	—		2.19	2/25/2029	—		—
	12,852	—		12,474	(5)	2.19	2/25/2029	—		—
	—	51,300	(6)	—		2.56	2/25/2030	—		—
	—	—		—		—	—	34,200	(7)	268,812	(8)

(1)	Except as otherwise noted, all option and RSU awards granted before May 2016 were granted under our 2006 Plan and after May 2016 were granted under our 2016 Plan, and all such awards vest as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date. The treatment of these option and RSU awards upon a termination or change of control is described under “Potential Payments Upon Termination or Change in Control” below.

(2)	Represents an option award granted on March 2, 2018.

(3)	Represents a RSU award granted on March 2, 2018.

(4)	Represents an option award granted on February 25, 2019.

(5)	Represents a VVO award granted on February 25, 2019.

(6)	Represents an option award granted on February 25, 2020.

(7)	Represents a RSU award granted on February 25, 2020.

(8)	Amount determined by multiplying the unvested stock awards by $7.86, the closing price of our common stock on December 31, 2020.

Option Exercises and Stock Vested

The following table summarizes vesting of stock awards for each of our named executive officers in 2020:

	Stock Awards
	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($)
Andrew J. Littlefair	144,863	361,467
Robert M. Vreeland	70,257	173,317
Mitchell W. Pratt	65,079	159,388
Barclay F. Corbus	57,464	138,903

Employment Agreements

On December 31, 2015, we entered into an employment agreement with each of our named executive officers. See the description under “Compensation Discussion and Analysis—Employment Agreements” and below under “Potential Payments Upon Termination or Change in Control” for more information.

Pension Benefits, Non-Qualified Defined Contribution and Other Deferred Compensation Plans

We do not have any defined-benefit plans that provide for payments or other benefits to our named executive officers at, following or in connection with their retirement. We also do not have any non-qualified defined contribution plans or other deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon a voluntary termination, voluntary termination for good reason, involuntary without cause termination, failure by us to renew the named executive officer’s employment agreement upon its expiration, for-cause termination, change in control of our Company, termination in connection with a change in control and termination due to disability or death is shown in tabular format. Except as otherwise noted, the amounts shown in these tables assume that each such termination or change in control was effective as of December 31, 2020, and thus are estimates of the amounts that would be paid to our named executive officers upon an actual termination or change in control because such amounts could only be determined at the time of such an actual termination or change in control. The amounts shown in these tables are based on the terms of each named executive officer’s employment agreement with us and the terms of agreements relating to each named executive officer’s outstanding equity awards.

Severance Compensation under Employment Agreements

Pursuant to the terms of the employment agreement for each named executive officer:

•      If we terminate a named executive officer without “cause” (as such term is defined in the employment agreement), if a named executive officer resigns for “good reason” (as such term is defined in the employment agreement) or if we do not renew the employment agreement before expiration of the term or any renewal term, then the named executive officer would be entitled to (1) a lump-sum payment of an amount equal to the sum of (A) his annual base salary earned through the date of termination and any annual cash incentive earned for the prior year to the extent not previously paid, (B) any compensation previously deferred by the named executive officer (together with any accrued interest or earnings thereon), (C) 150% of one year’s then-current annual base salary, (D) 150% of his previous year’s annual cash incentive actually earned under our performance-based cash incentive plan, and (E) any vacation pay accrued and not paid as of the date of termination; (2) after the end of the calendar year in which the termination occurs, a lump-sum payment of an amount equal to the annual cash incentive that would be payable to the named executive officer under our performance-based cash incentive plan in respect of such year (based on the criteria applicable for that year) without any pro-rating; and (3) continuing participation, at our expense, for a period of one year from the date of termination in the benefit programs in which the named executive officer was enrolled at the time of termination.

•      If we terminate any named executive officer’s employment without cause or do not renew his employment agreement within six months before or one year after the date of a “change in control” (as such term is defined in the employment agreement), or if a named executive officer resigns for good reason within six months before or one year after the date of the change in control, then the named executive officer would be entitled to the severance compensation described above, except that the lump-sum payment described in (1) above for all named executive officers except Mr. Littlefair would consist of 225% of his then-current annual base salary, 225% of his previous year’s annual cash incentive actually earned under our performance-based cash incentive plan, and the amounts described in (A), (B) and (E); and the lump-sum payment described in (1) above for Mr. Littlefair would consist of 300% of his then-current annual base salary, 300% of his previous year’s annual cash incentive actually earned under our performance-based cash incentive plan, and the amounts described in (A), (B) and (E).

•      If any named executive officer ceases to be an employee due to death or disability, then the named executive officer would be entitled to the amounts described in (1)(A), (B) and (E) and (2) above, except that the amount described in (2) above would be pro-rated based on the number of weeks during the last fiscal year during which the named executive officer was an employee.

•      If, at any time that our common stock is not listed or quoted on a national securities exchange or an over-the-counter quotation system, (i) the employment of either of Messrs. Littlefair or Pratt is terminated for cause, we would be entitled, at our option, to repurchase all or a portion of our stock owned by him, or (ii) the employment of either of these named executive officers is terminated due to death or disability, we would be required to repurchase all of our stock owned by him.

In consideration of the receipt of any of the severance compensation described above and as a precondition to their receipt, each named executive officer would be required to execute and deliver, and not revoke, a release in favor of us in the form attached to his employment agreement. For purposes of the tables below, we have assumed that the amounts described in (1)(A) and (B) above have already been paid to the applicable named executive officer or are $0.

For purposes of each such named executive officer’s employment agreement:

•      “Cause” means (1) the named executive officer committing a material act of dishonesty against us, (2) the named executive officer being convicted of a felony involving moral turpitude or (3) the named executive officer committing a material breach of his confidentiality, trade secret, non-solicitation or invention assignment obligations under his employment agreement.

•      “Good reason” means the named executive officer resigns from his employment after we (1) have materially diminished the named executive officer’s duties, authority, responsibility, annual base salary or annual incentive compensation opportunity, (2) materially breach the employment agreement; (3) change the person to whom the named executive officer reports, or (4) change the location of the named executive officer’s principal place of employment

•      “Change in control” means (1) any “person” (as defined or referred to in Section 3(a)(9) and/or 13(d)(1), et seq. of the Exchange Act and the associated rules of the SEC promulgated thereunder), other than an existing stockholder of the Company as of January 1, 2006, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of our then-outstanding securities, or (2) a merger or consolidation of the Company in which its voting securities immediately before the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the combined voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (3) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (4) individuals who, as of the date of the employment agreement, constitute the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s board of directors; provided that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the date of the employment agreement whose election, or nomination for election by the stockholders of the Company, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Vesting of PVUs

The terms of the PVUs granted to our named executive officers are subject to the following provisions regarding changes in the employment status of a named executive officer: (i) the PVU award will be forfeited in full if the named executive officer’s employment with the Company is terminated for cause (as defined in his employment agreement) or voluntarily by the named executive officer before the fourth anniversary of the PVU’s grant date (“Termination Date”); (ii) if the named executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement) and the Stock Price Hurdle is subsequently satisfied before the Termination Date, the Time-Vested Percentage (as defined in the PVU award agreement) of the PVUs will vest on the date the Stock Price Hurdle is satisfied; (iii) if the named executive officer ceases to be an employee due to death or disability, the Time-Vested Percentage of the PVUs will immediately vest; and (iv) if the Company experiences a “change in control,” as defined in the Amended and Restated 2006 Equity Incentive Plan (“2006 Plan”) or the 2016 Plan, as applicable, before the Termination Date, 100% of the PVUs will vest if the per share consideration received by holders of common stock in connection with such change in control equals or exceeds the Stock Price Hurdle. For purposes of the PVU award agreements, “Time-Vested Percentage” means (1) the quotient of (A) the number of full months that have elapsed from the PVU’s grant date up to the date of the holder’s termination of service, divided by (B) forty-eight, multiplied by (2) one hundred, provided that the Time-Vested Percentage shall never exceed one hundred.

For purposes of the tables below, no amounts are shown for the vesting of PVUs because none of our named executive officers held any outstanding PVUs as of December 31, 2020.

Vesting of Options, VVOs and RSUs

The terms of the option and VVO awards granted to our named executive officers provide that all unvested options and VVOs will be forfeited if the named executive officer’s employment with the Company is terminated for cause (as defined in his employment agreement) or voluntarily by the named executive officer before their applicable vesting date, that all unvested options and VVOs will vest in full if the named executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement), and that all vested options and VVOs will generally continue to be exercisable for three months after the date of any such termination. The terms of the RSU awards granted to our named executive officers provide that all unvested RSUs will be forfeited if the named executive officer’s employment with the Company is terminated by the Company for cause or voluntarily by the named executive officer before their applicable vesting date, and that all unvested RSUs will vest in full if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer ceases to be an employee due to death or disability before their applicable vesting date.

If the Company experiences a “change in control,” as defined in the 2006 Plan or the 2016 Plan, as applicable, then each such named executive officer’s option, VVO and RSU awards that are outstanding on the date that immediately precedes the change in control will (A) if such awards are not assumed or replaced by the successor company in the change in control, immediately vest in full and, if applicable, become fully exercisable on the date of the change in control, or (B) if such awards are assumed or replaced by the successor company in the change in control but the named executive officer’s employment is terminated by the successor company without cause or by the named executive officer for good reason within 12 months following the change in control (based on the definitions of “cause” and “good reason” in his employment agreement with us), immediately vest in full and, if applicable, become fully exercisable on the date of such termination.

For purposes of the tables below, the “spread” value (i.e., the excess of $7.86 per share, which was the closing price of our common stock on December 31, 2020, over the applicable option exercise price) of unvested option awards that were “in the money” on December 31, 2020 is presented. For VVOs, the tables below assume that all unvested VVOs will vest.

Potential Payments to Each Named Executive Officer

Andrew J. Littlefair

The following table shows the potential cash payments or other benefits to be provided to our President and Chief Executive Officer, Andrew J. Littlefair, if a termination and/or a change in control had occurred as of December 31, 2020:

								Involuntary
							Voluntary	Without
							Termination	Cause
							for Good	Termination
							Reason in	in
		Voluntary	Involuntary	Failure to			connection	connection
		Termination	Without	Renew		Change	with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$2,411,475	$2,411,475	$2,411,475	—	—	$4,316,808	$4,316,808	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$23,900	$23,900	$23,900	—	—	$23,900	$23,900	—	—
Vacation Pay	$80,863	$80,863	$80,863	$80,863	$80,863	—	$80,863	$80,863	$80,863	$80,863
RSU Vesting(1)	—	—	$1,035,453	$1,035,453	—	—	$1,035,453	$1,035,453	$1,035,453	$1,035,453
Option Vesting(2)	—	—	$1,710,115	$1,710,115	—	—	$1,710,115	$1,710,115	$1,710,115	$1,710,115
Total:	$80,863	$2,516,238	$5,261,806	$5,261,806	$80,863	—	$7,167,139	$7,167,139	$2,826,431	$2,826,431

(1)	At December 31, 2020, Mr. Littlefair held 131,737 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $7.86, the closing price of our common stock on December 31, 2020.

(2)	At December 31, 2020, Mr. Littlefair held 297,397 options that had not vested and have an exercise price less than $7.86, the closing price of our common stock on December 31, 2020. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $7.86 over the exercise price for such options.

Robert M. Vreeland

The following table shows the potential cash payments or other benefits to be provided to our Chief Financial Officer, Robert M. Vreeland, if a termination and/or a change in control had occurred as of December 31, 2020:

								Involuntary
							Voluntary	Without
							Termination	Cause
							for Good	Termination
							Reason in	in
		Voluntary	Involuntary	Failure to			connection	connection
		Termination	Without	Renew		Change	with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$1,100,900	$1,100,900	$1,100,900	—	—	$1,551,350	$1,551,350	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$12,702	$12,702	$12,702	—	—	$12,702	$12,702	—	—
Vacation Pay	$46,154	$46,154	$46,154	$46,154	$46,154	—	$46,154	$46,154	$46,154	$46,154
RSU Vesting(1)	—	—	$576,822	$576,822	—	—	$576,822	$576,822	$576,822	$576,822
Option Vesting(2)	—	—	$876,141	$876,141	—	—	$876,141	$876,141	$876,141	$876,141
Total:	$46,154	$1,159,756	$2,612,719	$2,612,719	$46,154	—	$3,063,169	$3,063,169	$1,499,117	$1,499,117

(1)	At December 31, 2020, Mr. Vreeland held 73,387 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $7.86, the closing price of our common stock on December 31, 2020.

(2)	At December 31, 2020, Mr. Vreeland held 153,336 options that had not vested and have an exercise price less than $7.86, the closing price of our common stock on December 31, 2020. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $7.86 over the exercise price for such options.

Mitchell W. Pratt

The following table shows the potential cash payments or other benefits to be provided to our Chief Operating Officer and Corporate Secretary, Mitchell W. Pratt, if a termination and/or a change in control had occurred as of December 31, 2020:

								Involuntary
							Voluntary	Without
							Termination	Cause
							for Good	Termination
							Reason in	in
		Voluntary	Involuntary	Failure to			connection	connection
		Termination	Without	Renew		Change	with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$1,324,570	$1,324,570	$1,324,570	—	—	$1,866,538	$1,866,538	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$21,898	$21,898	$21,898	—	—	$21,898	$21,898	—	—
Vacation Pay	$55,531	$55,531	$55,531	$55,531	$55,531	—	$55,531	$55,531	$55,531	$55,531
RSU Vesting(1)	—	—	$576,822	$576,822	—	—	$576,822	$576,822	$576,822	$576,822
Option Vesting(2)	—	—	$876,141	$876,141	—	—	$876,141	$876,141	$876,141	$876,141
Total:	$55,531	$1,401,999	$2,854,962	$2,854,962	$55,531	—	$3,396,930	$3,396,930	$1,508,494	$1,508,494

(1)	At December 31, 2020, Mr. Pratt held 73,387 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $7.86, the closing price of our common stock on December 31, 2020.

(2)	At December 31, 2020, Mr. Pratt held 153,336 options that had not vested and have an exercise price less than $7.86, the closing price of our common stock on December 31, 2020. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $7.86 over the exercise price for such options.

Barclay F. Corbus

The following table shows the potential cash payments or other benefits to be provided to our Senior Vice President, Strategic Development, Barclay F. Corbus, if a termination and/or a change in control had occurred as of December 31, 2020:

							Voluntary	Involuntary
							Termination	Without
							for Good	Cause
							Reason in	Termination
		Voluntary	Involuntary	Failure to			connection	in connection
		Termination	Without	Renew			with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	Change In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$1,220,390	$1,220,390	$1,220,390	—	—	$1,719,731	$1,719,731	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$28,002	$28,002	$28,002	—	—	$28,002	$28,002	—	—
Vacation Pay	$51,163	$51,163	$51,163	$51,163	$51,163	—	$51,163	$51,163	$51,163	$51,163
RSU Vesting(1)	—	—	$576,822	$576,822	—	—	$576,822	$576,822	$576,822	$576,822
Option Vesting(2)	—	—	$876,141	$876,141	—	—	$876,141	$876,141	$876,141	$876,141
Total:	$51,163	$1,299,555	$2,752,518	$2,752,518	$51,163	—	$3,251,859	$3,251,859	$1,504,126	$1,504,126

(1)	At December 31, 2020, Mr. Corbus held 73,387 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $7.86, the closing price of our common stock on December 31, 2020.

(2)	At December 31, 2020, Mr. Corbus held 153,336 options that had not vested and have an exercise price less than $7.86, the closing price of our common stock on December 31, 2020. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $7.86 over the exercise price for such options.

Pay Ratio

We are required by applicable SEC rules to disclose the annual total compensation of our Chief Executive Officer, the median annual total compensation of all of our other employees, and the ratio of these two amounts.

In determining the median annual total compensation of our employees other than our Chief Executive Officer, we started by preparing a list of all such employees as of December 31, 2020 and each such employee’s taxable earnings for 2020 as reflected in our payroll records, which generally consists of salary; regular, hourly, and overtime wages; commissions; incentives and other miscellaneous earnings. This list includes all our employees on such date (except solely for our Chief Executive Officer), whether employed on a full-time, part-time, seasonal or temporary basis and wherever located, resulting in 445 employees who are all located in the United States. For any such employees who are permanently employed (in other words, who are not employed on a seasonal or temporary basis) and who joined the Company after January 1, 2020, this list reflects 2020 taxable earnings on an annualized basis. We then ordered the employees in this list based on the amounts of their 2020 taxable earnings, selected the single employee at the midpoint of the re-ordered list, and calculated the amount of this single midpoint employee’s annual total compensation using the methodology required by SEC rules for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table above. The annual total compensation for our median employee was $86,048.90 and the annual total compensation for our Chief Executive Officer was $1,826,353. We estimate the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all our other employees is 21.2 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the many different methodologies, exclusions, estimates and assumptions companies are permitted to use in determining an estimate of their respective pay ratios, as well as the differing employment and compensation practices and industry standards that impact these ratios, our estimated pay ratio information may not be comparable to the pay ratio information reported by other companies and we discourage the use of this information as a basis for comparison between companies. Neither our compensation committee nor our management used our pay ratio information in making compensation decisions for 2020 or 2021.

Risks Related to Compensation Policies and Practices

The compensation committee regularly monitors and considers whether our overall compensation programs, including our executive compensation program, create incentives for employees to take excessive or unreasonable risks that could materially harm our Company. Although risk-taking is a necessary part of any business, the compensation committee focuses on aligning the Company’s compensation policies with the long-term interests of the Company and its stockholders and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. Although a portion of our executive compensation plan is performance-based, which could motivate risk-taking, we do not believe our overall compensation structure encourages excessive or unnecessary risk-taking. We believe our approach to goal-setting, the mix of different types of compensation, payouts at multiple levels of performance, evaluation of performance results, and allowance for compensation committee discretion in determining award types, levels and payouts assist in mitigating these risks, as follows:

•      Our compensation structure includes a combination of compensation vehicles, including a competitive base salary and benefits generally available to all of our employees, equity awards to incentivize long-term performance and align the interests of our employees with those of our stockholders, annual cash incentives to reward executives for achieving Company objectives, and change in control and post-termination severance compensation to encourage retention of our key executives.

•      To discourage excessive or unnecessary risk-taking, for 2020, payouts to each named executive officer under our performance-based cash incentive plan were based on four distinct performance metrics, each with material weighting. Additionally, the compensation committee retains the discretion to increase or decrease payouts under this incentive plan as it deems appropriate.

•      To help mitigate risks of overpayment due to fraudulent, intentional or grossly negligent errors, our clawback policy permits us, under certain circumstances, to recover certain cash compensation in the event of a restatement of our financial statements or excess payments of performance-based compensation in the event of a restatement or other adjustment of the performance measures on which the payments are based.

We further believe that our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing our Company to a harmful long-term business transaction in exchange for a short-term compensation benefit.

Based on the factors described above, we believe our 2020 compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company.

Calculation of 2020 Adjusted EBITDA

The following table shows adjusted EBITDA as we defined it for 2020 and reconciles this non-GAAP financial measure to the GAAP measure net income (loss):

Year Ended December 31, 2020
(in thousands)
Net income (loss) attributable to Clean Energy Fuels Corp.	$(9,864)
Income tax expense	309
Interest expense	7,348
Interest income	(1,345)
Depreciation and amortization	47,682
Stock-based compensation	2,957
Loss (income) from equity method investments	161
Loss (gain) from change in fair value of derivative instruments	(2,175)
Adjusted EBITDA	$45,073

DIRECTOR COMPENSATION

Overview

We use cash and equity compensation to attract and retain qualified candidates to serve on our Board. The amount and type of cash and equity compensation awarded to non-employee directors is determined by the compensation committee each year in its sole discretion. In setting non-employee director compensation, the compensation committee considers a variety of factors, including the significant amount of time that our directors spend in fulfilling their duties to our Company, as well as the level of experience and skill required of the members of the Board. We have also awarded compensation to individual non-employee directors or directors serving in certain positions on our Board or its committees in recognition of outstanding service or efforts on the Company’s behalf. Further, in setting director compensation, our compensation committee considers that a director’s independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes charitable or political contributions to organizations with which a director is affiliated or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which a director is affiliated. Directors who are our employees receive no additional compensation for their services as directors. In addition, for 2020 each of Messrs. Charleux and Montantême, and for 2021 each of Messrs. Charleux and Maurisse voluntarily waived his right to receive compensation for his services as a director of our Company.

After reviewing the factors described above and others that it considered relevant, the compensation committee approved the non-employee director compensation program described below for 2020 and 2021 compensation.

Cash

For 2020 and 2021, our non-employee directors (other than Messrs. Charleux, Montantême and Maurisse) received (or will receive) the following cash compensation:

•      All of our non-employee directors receive base cash compensation of $60,000 per year;

•      Audit committee members (other than the Chairman) receive an additional $2,500 in cash compensation per year in recognition of their additional responsibilities;

•      The Chairman of the audit committee receives an additional $10,000 per year in recognition of his additional responsibilities; and

•      The Chairman of the Board receives an additional $60,000 per year in recognition of his additional responsibilities.

Equity

For 2020, each non-employee director (other than Messrs. Montantême and Charleux) received an option award for a number of shares equal to a grant date fair value of approximately $63,840 and $79,380 for Mr. Weil only as his grant date was in August 2020, all of which were fully vested upon grant. For 2021, each non-employee director (other than Messrs. Charleux and Maurisse) received an option award for a number of shares equal to a grant date fair value of approximately $579,000, all of which will be vested in one year. The compensation committee chose to award options (rather than RSUs or a combination of RSUs and options) in 2020 and 2021 based on, among other things, its determination that our non-employee directors preferred option awards and the compensation committee’s desire to limit depletion of the 2016 Plan’s share limit (each share of common stock issued in respect of RSUs awarded under the 2016 Plan is counted against the share limit as 1.5 shares, whereas each share of common stock issued in respect of options awarded under the 2016 Plan is counted against the share limit as 1.0 share).

Director Compensation Table

The following table summarizes the compensation we paid to directors who are not employees of our Company for 2020:

	Fees Earned or	Option
	Paid in Cash	Awards(2)	Total
Name(1)	($)	($)	($)
Stephen A. Scully(3)	122,500	63,840	186,340
Lizabeth Ardisana(4)	60,000	63,840	123,840
Philippe Charleux	—	—	—
John S. Herrington(5)	61,875	63,840	125,715
James C. Miller III(6)	70,000	63,840	133,840
Warren I. Mitchell	15,000	—	15,000
Philippe Montantême	—	—	—
James E. O’Connor	30,000	63,840	93,840
Kenneth M. Socha(7)	60,000	63,840	123,840
Vincent C. Taormina(8)	62,500	63,840	126,340
Parker A. Weil(9)	31,250	79,380	110,630

(1)	Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of the Company is shown in the Summary Compensation Table above. Mr. Maurisse is not included in this table because he was appointed as a director in 2021.

(2)	On February 25, 2020, each of our non-employee directors were granted an option award for 42,000 shares of common stock but for Mr. Weil who was granted an option award for 42,000 shares of common stock on August 14, 2020. The option awards have an exercise price of $2.56 per share and $2.70, respectively, and all such awards were fully vested upon grant. The amounts shown in this column represent the grant date fair value of these option awards calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 13 to the consolidated financial statements included in the Annual Report.

(3)	As of December 31, 2020, Mr. Scully had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; and 42,000 shares at an exercise price of $2.56. As of December 31, 2020, Mr. Scully had fully vested stock awards of 164,500 shares.

(4)	As of December 31, 2020, Ms. Ardisana had fully vested and outstanding options to purchase the following: 42,000 shares at an exercise price of $2.56. As of December 31, 2020, Ms. Ardisana had fully vested stock awards of 42,000 shares.

(5)	As of December 31, 2020, Mr. Herrington had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; and 42,000 shares at an exercise price of $2.56. As of December 31, 2020, Mr. Herrington had fully vested stock awards of 229,500 shares.

(6)	As of December 31, 2020, Mr. Miller had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; and 42,000 shares at an exercise price of $2.56. As of December 31, 2020, Mr. Miller had fully vested stock awards of 229,500 shares.

(7)	As of December 31, 2020, Mr. Socha had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; and 42,000 shares at an exercise price of $2.56. As of December 31, 2020, Mr. Socha had fully vested stock awards of 229,500 shares.

(8)	As of December 31, 2020, Mr. Taormina had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; and 42,000 shares at an exercise price of $2.56. As of December 31, 2020, Mr. Taormina had fully vested stock awards of 229,500 shares.

(9)	As of December 31, 2020, Mr. Weil had fully vested and outstanding options to purchase the following: 42,000 shares at an exercise price of $2.70. As of December 31, 2020, Mr. Weil had fully vested stock awards of 42,000 shares.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about compensation plans under which our equity securities are authorized for issuance as of December 31, 2020:

Equity Compensation Plan Information
	Number of Securities		Weighted-Average		Number of Securities
	to be Issued upon		Exercise Price of		Remaining Available
	Exercise of		Outstanding		for Future Issuance
	Outstanding Options,		Options, Warrants		under Equity
Plan Category	Warrants and Rights		and Rights		Compensation Plans
Equity compensation plans approved by security holders	9,121,547	(1)	$5.38	(2)	20,996,603	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	9,121,547		$5.38		20,996,603

(1)   Of these shares, 3,211,100 were subject to options then outstanding under the 2006 Plan, 4,931,731 were subject to options then outstanding under the 2016 Plan, and 978,716 were subject to RSUs then outstanding under the 2016 Plan. The Company’s authority to grant new awards under the 2006 Plan terminated upon the adoption of the 2016 Plan in May 2016.

(2)   This weighted-average exercise price does not reflect 978,716 shares that will be issued upon the settlement of outstanding RSUs.

(3)   Represents (a) 19,132,051 shares available for future issuance under the 2016 Plan as of December 31, 2020, and (b) 1,864,552 shares available for future issuance under the ESPP, excluding 17,112 shares that were subject to purchase under the ESPP during the purchase period ended December 31, 2020. Shares available under the 2016 Plan may be used for any type of award authorized in that plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Except as described below, since January 1, 2020, there has not been, nor is there currently proposed, any transaction or series of similar transactions in which we were or are to be a participant, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest. This does not include employment compensation or compensation for Board service, which are described elsewhere in this Proxy Statement.

Relationships with Total and its Affiliates

Total Agreements

On May 9, 2018, we entered into a stock purchase agreement (the “Purchase Agreement”) with TMS for the sale and issuance to TMS of up to 50,856,296 shares of our common stock, representing approximately 25% of the outstanding shares of our common stock and the largest ownership position of our Company, for a per share purchase price of $1.64 and an aggregate cash purchase price of $83.4 million. The Total Private Placement closed on June 13, 2018.

Pursuant to the Purchase Agreement, TMS has the right to designate up to two individuals to serve as directors on our Board. Subject to certain limited conditions as described in the Purchase Agreement, including compliance with our governing documents and all applicable laws, rules and regulations, we will be obligated to appoint or nominate for election as directors of our Company the individuals so designated by TMS and, from and after such appointment or election, either (1) appoint one of these individuals to serve on the audit committee of the Board and any other Board committees that may be formed from time to time for the purpose of making decisions that are strategically significant to our Company, or (2) nominate another individual as an observer of such Board committees, who is to be invited to attend all meetings of such committees in a non-voting observer capacity. TMS’ rights and our obligations relating to these designees and observers continue until (and if) (a) with respect to TMS’ right to designate two individuals to serve as directors on our Board and an optional observer to serve on certain Board committees, TMS’ voting power is less than 16.7% but more than 10.0%, and (b) with respect to TMS’ right to designate one individual to serve as a director on our Board and an optional observer to serve on certain Board committees, TMS’ voting power is less than 10.0%, in each case measured in relation to the votes then entitled to be cast in an election of directors by our stockholders.

The Purchase Agreement also provides that, until the later of May 9, 2020 or such date when TMS ceases to hold more than 5% of our common stock then outstanding, among other similar undertakings and subject to customary conditions and exceptions, TMS and its affiliates are prohibited from purchasing shares of our common stock or otherwise pursuing transactions that would result in TMS owning more than 30% of our equity securities without the approval of our Board.

In connection with the Purchase Agreement on May 9, 2018, we and all of our then-directors and officers entered into a voting agreement with TMS. Pursuant to the voting agreement, each of our directors and officers agreed to vote all shares of our common stock presently or hereafter owned or controlled by such director or officer, in any vote of our stockholders that may be held from time to time, in favor of the election of the individuals designated by TMS to serve as directors on our Board. Each of our directors and officers has also granted to TMS a proxy to vote all such shares in accordance with the terms of the voting agreement. For each of our directors and officers party to the voting agreement, the voting obligations contained in the agreement continue from and after, and for so long as, TMS’ director designation rights are in effect, as described above, and such director or officer continues to serve in such capacity for our Company (other than Mr. Pickens, one of our former directors and co-founders, who continues to be bound by these voting obligations even after he has ceased to serve as such for our Company) and continues to hold shares of our common stock.

Pursuant to the Purchase Agreement, we also entered into a registration rights agreement with TMS on June 13, 2018. Pursuant to the registration rights agreement, we became obligated to, at our expense, (1) file one or more registration statements with the SEC to cover the resale of the shares of our common stock purchased by TMS under the Purchase Agreement, (2) use our commercially reasonable efforts to cause all such registration statements to be declared effective in a timely manner, (3) use our commercially reasonable efforts to maintain the effectiveness of such registration statements until all such shares are sold or may be sold without restriction pursuant to applicable rules under the Securities Act, and (4) make and keep available adequate current public information and timely file with the SEC all required reports and other documents until all such shares are sold or may be sold without restriction. If such registration statements are not filed or declared effective as described above or any such effective registration statements subsequently become unavailable for more than 30 days in any 12-month period while they are required to maintained as effective, then we would be required to pay liquidated damages to TMS equal to 0.75% of the aggregate purchase price for the shares remaining eligible for such registration rights each month for each such failure (up to a maximum of 4.0% of the aggregate purchase price for the shares remaining eligible for such registration rights each year).

Credit Support Agreement

On January 2, 2019, we entered a credit support agreement (“CSA”) with Total Holdings USA Inc. (“THUSA”), a wholly owned subsidiary of Total. Under the CSA, THUSA agreed to enter into a guaranty agreement (“Guaranty”) pursuant to which it has guaranteed our obligation to repay up to $100.0 million in term loans (“Loans”) and interest thereon in accordance with a term credit agreement we have entered into with an unaffiliated third party (the “Lender”). In consideration for the commitments of THUSA under the CSA, we are required to pay THUSA, on a quarterly basis, a guaranty fee at a rate per annum equal to 10% of the average aggregate Loan amount for the preceding calendar quarter.

Following any payment by THUSA to the Lender under the Guaranty, we would be obligated to immediately pay to THUSA the full amount of such payment plus interest on such amount at a rate equal to LIBOR plus 1.0%. In addition, we would be obligated to pay and reimburse THUSA for all reasonable out-of-pocket expenses it incurs in the performance of its services under the CSA, including all reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the payment to the Lender under the Guaranty or any enforcement or attempt to enforce any of our obligations under the CSA.

The CSA includes customary representations and warranties and affirmative and negative covenants by us. In addition, upon the occurrence of a “Trigger Event” and during its continuation, THUSA may, among other things: elect not to guarantee additional Loans; declare all or any portion of the outstanding amounts we owe THUSA under the CSA to be due and payable; and exercise all other rights it may have under applicable law. Each of the following events constitutes a Trigger Event: we default with respect to any payment obligation under the CSA; any representation or warranty made by us in the CSA was false, incorrect, incomplete or misleading in any material respect when made; we fail to observe or perform any material covenant, obligation, condition or agreement in the CSA; or we default in the observance or performance of any agreement, term or condition contained in any other agreement with THUSA or an affiliate of THUSA.

As security for our obligations under the CSA, on January 2, 2019, we entered into a pledge and security agreement with THUSA and delivered a collateral assignment of contracts to THUSA, pursuant to which we collaterally assigned to THUSA all fueling agreements we enter into with participants in our Zero Now truck financing program. In addition, on January 2, 2019, we entered into a lockbox agreement with THUSA and PlainsCapital Bank, under which we granted THUSA a security interest in the cash flow generated by the fueling agreements we enter into with participants in the Zero Now program. Until the occurrence of a Trigger Event or Fundamental Trigger Event (as described below) under the CSA, we have the freedom to operate in the normal course and there are no restrictions on the flow of funds in and out of the lockbox account established pursuant to the lockbox agreement. Upon the occurrence of a Trigger Event under the CSA, all funds in the lockbox account will be: first, used to make scheduled debt repayments of Loans and interest thereon; and second, released to us. Further, upon the occurrence of a “Fundamental Trigger Event” under the CSA and during its continuation, in addition to exercising any of the remedies available to THUSA upon the occurrence of a Trigger Event as described above: all participants in the Zero Now program would pay amounts owed under their fueling agreements with us directly into the lockbox account; under a “sweep” mechanism, all cash in the lockbox account would be used to prepay all outstanding Loans; no other disbursements from the lockbox account could be made without THUSA’s consent; and THUSA would retain dominion over the lockbox account and the funds in the account would remain as security for our payment and reimbursement obligations under the CSA. Each of the following events constitutes a Fundamental Trigger Event: we default in the observance or performance of any agreement, term or condition contained in the term credit agreement governing the Loans that would constitute an event of default thereunder, up to or beyond any grace period provided in such agreement, unless waived by the Lender; we default in the observance or performance of any agreement, term or condition contained in any evidence of indebtedness other than such term credit agreement, and the effect of such default is to cause, or permit the holders of such indebtedness to cause, acceleration of indebtedness in an aggregate amount for all such collective defaults of $20.0 million or more; voluntary and involuntary bankruptcy and insolvency events; and the occurrence of a change of control of our Company.

The CSA will terminate following the later of: the payment in full of all of our obligations under the CSA; and the termination or expiration of the Guaranty following the maturity date of the last outstanding Loan or December 31, 2023, whichever is earlier.

Commodity Swap Arrangements

In October 2018, we entered into commodity swap arrangements with Total Gas & Power North America, an affiliate of Total and THUSA, intended to manage diesel price fluctuation risks related to the natural gas fuel supply commitments we expect to make in our anticipated fueling agreements with fleet operators that participate in our Zero Now truck financing program, which arrangements cover five million diesel gallons of natural gas fuel volume annually from April 2019 through June 2024.

Sales of RINs

In 2020, we sold Renewable Identification Numbers to THUSA for proceeds of $4,434,517.50 in the ordinary course of business and at market prices.

Joint Venture

On March 3, 2021, we entered an agreement (“Total JV Agreement”) with Total that created a 50/50 joint venture (“Total JV”) to develop RNG production projects at dairies and other animal waste facilities in the United States. The Total JV Agreement contemplates that the Total JV will invest up to $400 million of equity in production projects, and Total and the Company each committed to initially provide $50 million for the Total JV. Pursuant to the Total JV Agreement, the Company and Total have given the Total JV a limited right of first opportunity to invest in dairy and other animal waste RNG projects they respectively originate. To fund our equity in the Total JV, we have the option to use $20 million of Loans (as defined above).

Policies and Procedures for Related Party Transactions

Our audit committee charter requires that all related party transactions, as defined in applicable SEC rules, be reviewed and approved by our audit committee or another independent body of the Board, in accordance with applicable Nasdaq rules. When evaluating any such transaction, our audit committee focuses on whether the terms of the transaction are at least as favorable to us as terms we would receive on an arm’s-length basis from an unaffiliated third party. Each of the transactions described above that was required to be reviewed and approved by the audit committee in accordance with its charter was so reviewed and approved.

AUDIT COMMITTEE REPORT

The audit committee is responsible for overseeing our accounting, auditing and financial reporting practices on behalf of the Board. Management is responsible for the preparation and presentation of our consolidated financial statements, including establishing accounting and financial reporting principles and establishing and maintaining systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on our consolidated financial statements and an opinion on our internal control over financial reporting.

In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements included in the Annual Report. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

Additionally, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in our annual report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee:
James C. Miller III, Chairman
Stephen A. Scully
Vincent C. Taormina
Parker A. Weil

This audit committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This audit committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

OTHER MATTERS

Stockholder Proposals for 2022 Annual Meeting

Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 annual meeting of stockholders and considered for inclusion in our proxy materials for that meeting must be received by our Secretary at our principal executive offices no later than January 7, 2022. However, if our 2022 annual meeting of stockholders is not held between May 15, 2022 and July 14, 2022, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2022 annual meeting of stockholders.

Director Nominations or Stockholder Proposals to be Brought Before an Annual Meeting But Not Included in Our Proxy Materials

Our amended and restated bylaws provide that, for stockholder nominations of directors or other proposals to be considered at an annual meeting but not sought to be included in our proxy materials for the meeting, the stockholder must have given timely written notice of the director nomination or proposal to us. To be timely for our 2022 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between the close of business on March 16, 2022 and the close of business on April 15, 2022; provided, however, that if our 2022 annual meeting of stockholders is not held between May 15, 2022 and July 14, 2022, then notice will be timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by us fewer than 70 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice to the Company must set forth, as to each director nominee or other proposal the stockholder proposes to bring before our 2022 annual meeting, all of the information required by our amended and restated bylaws. We will not entertain any director nominations or other proposals at the Annual Meeting or at our 2022 annual meeting that do not meet the requirements set forth in our amended and restated bylaws. Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may not be brought before the 2022 annual meeting of stockholders.

Other Business at the Annual Meeting

We have not received any notice of other business to come before the Annual Meeting as of the date of this Proxy Statement and we do not otherwise know of any other business to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals we have designated as proxies for the Annual Meeting will vote on such matters in their discretion. It is the intention of such individuals to vote the shares represented by proxy at the Annual Meeting on any such matter as recommended by the Board or, if no recommendation is given, in accordance with their judgment.

More Information About the Company

For more information about the Company, please refer to our Annual Report, which accompanies this Proxy Statement. Our annual report on Form 10-K for the year ended December 31, 2020, which is a part of the Annual Report, was filed with the SEC on March 9, 2021, and is accessible on our website at http://investors.cleanenergyfuels.com/financial-information/annual-reports. You may also obtain a copy of the Annual Report at no charge and copies of any exhibit listed in the Annual Report for a fee (equal to our reasonable expenses in furnishing such exhibit) by sending a written request to the attention of Investor Relations at the address of our principal executive offices.

If you have questions about the Annual Meeting or need assistance in voting your shares, or if you would like to request additional copies of our proxy materials for the Annual Meeting (which will be provided free of charge), please contact our proxy solicitor, MacKenzie, using the following contact information:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500 or

Call Toll Free (800) 322-2885

Email: proxy@mackenziepartners.com

By order of the Board,

MITCHELL W. PRATT
Corporate Secretary

CLEAN ENERGY FUELS CORP. 4675 MACARTHUR COURT, SUITE 800 NEWPORT BEACH, CA 92660 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLNE2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D46444-P51551 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CLEAN ENERGY FUELS CORP. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR ALL of the director nominees in Proposal 1. All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of directors Nominees: 01) Lizabeth Ardisana 02) Philippe Charleux 03) Andrew J. Littlefair 04) Thomas Maurisse 05) James C. Miller III 06) Stephen A. Scully 07) Kenneth M. Socha 08) Vincent C. Taormina 09) Parker A. Weil The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5. For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Approval, on an advisory, non-binding basis, of our executive compensation. 4. Approval, for the purpose of complying with Nasdaq Listing Rule 5635(b), of the issuance of shares of our common stock upon the exercise of a warrant issued by the Company to Amazon.com NV Investment Holdings LLC. 5. Approval of an amendment to our Restated Certificate of Incorporation to increase the number of shares of our common stock we are authorized to issue from 304,000,000 to 454,000,000. NOTE: Such other business will be transacted at the meeting as may properly come before the meeting or any adjournment or postponement of the meeting. Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. D46445-P51551 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS CLEAN ENERGY FUELS CORP. Annual Meeting of Stockholders June 14, 2021 9:00 AM Pacific Time I hereby appoint Stephen A. Scully and Andrew J. Littlefair, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Clean Energy Fuels Corp. to be held virtually (www.virtualshareholdermeeting.com/CLNE2021) on Monday, June 14, 2021 at 9:00 a.m. Pacific Time, or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present at the Annual Meeting and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED "FOR ALL" NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4 AND 5, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. If you vote by phone or Internet, please do not mail your proxy card. Thank You For Voting (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE) CLEAN ENERGY FUELS CORP. 4675 MACARTHUR COURT, SUITE 800 NEWPORT BEACH, CA 92660PRELIMINARY COPY VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLNE2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D46444-P51551 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY